                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                    ACTV, INC.
------------------------------------------------------------
      (Name of Registrant as Specified in its Charter)
------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

           Check box if any part of the fee is offset as provided by
/ / Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

                                   ACTV, INC.
                       225 PARK AVENUE SOUTH, 18TH FLOOR
                         NEW YORK, NEW YORK 10003-1604
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 24, 2001
                            ------------------------

TO THE STOCKHOLDERS OF ACTV, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of ACTV, Inc. (the "Company") will be held at the W Hotel-Union Square, 201 Park Avenue South, New York, New York 10003 on August 24, 2001, at 9:30 a.m., local time for the following purposes:

    1. To elect two Class II directors to hold office for a term of three years;

    2.  To approve the adoption of the Company's 2001 Stock Incentive Plan;

    3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants for the ensuing year; and

    4. To act upon such other business as may properly come before the Meeting or any adjournment thereof.

    Only Stockholders of record at the close of business on July 30, 2001 are entitled to notice of and to vote at the Meeting and any adjournments thereof.

    In order to ensure the presence of a quorum at the Meeting, it is important that Stockholders representing a majority of the voting power of all stock outstanding be present in person or represented by their proxies. Therefore, whether you expect to attend the Meeting in person or not, please vote your shares by proxy over the Internet (see the enclosed proxy card for instructions) or sign, fill out, date and promptly return the enclosed proxy card in the enclosed self-addressed, postage-paid envelope. If you attend the Meeting and prefer to vote in person, you can revoke your proxy.

    In addition, please note that abstentions and broker non-votes are each included in the determination of the number of shares present and voting, for purposes of determining the presence or absence of a quorum for the transaction of business. Neither abstentions nor broker non-votes are counted as voted either for or against a proposal.

                                              By Order of the Board of Directors,

                                              /s/ DAVID REESE
                                              David Reese
                                              Chairman

Dated: August 3, 2001

                                   ACTV, INC.
                       225 PARK AVENUE SOUTH, 18TH FLOOR
                         NEW YORK, NEW YORK 10003-1604

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
             TO BE HELD AT 9:30 A.M., AT THE W HOTEL-UNION SQUARE,
                201 PARK AVENUE SOUTH, NEW YORK, NEW YORK 10003,
                               ON AUGUST 24, 2001

    This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of ACTV, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held at 9:30 a.m., at the W Hotel-Union Square, 201 Park Avenue South, New York, New York 10003, on August 24, 2001, and at any adjournments thereof. Anyone giving a proxy may revoke it at any time before it is exercised by giving the Chairman of the Board of Directors of the Company written notice of the revocation, by submitting a proxy bearing a later date, or by attending the Meeting and voting. This Proxy Statement, the accompanying Notice of Meeting and form of proxy have been first sent to the Stockholders on or about August 6, 2001.

    All properly executed, unrevoked proxies on the enclosed form, if returned prior to the Meeting, will be voted in the manner specified by the Stockholder. If no specific instruction is given, the shares represented by the proxy will be voted in accordance with the Board of Directors' recommendations.

    In addition, please note that abstentions and broker non-votes are each included in the determination of the number of shares present and voting, for purposes of determining the presence or absence of a quorum for the transaction of business. Neither abstentions nor broker non-votes are counted as voted either for or against a proposal.

                              RECENT DEVELOPMENTS

    In an effort to refocus and economize the Company's operations, the Company recently made certain changes in its Board of Directors and executive management team.

    Upon the election of directors pursuant to Proposal No. 1, the Company's Board of Directors will consist of five members: David Reese, Melvyn N. Klein, Michael J. Pohl, William C. Samuels, and John C. Wilcox. Mr. Reese will serve as the Chairman of the Board. Bruce J. Crowley, William A. Frank and Steven W. Schuster have resigned from the Board of Directors; Messrs. Crowley and Frank will continue to serve in their operating roles with the Company. Please see Proposal No. 1 for further information regarding each director.

    Mr. Reese currently serves as the Company's Chairman of the Board, President and Chief Executive Officer. Mr. Samuels, the Company's former Chairman of the Board and Chief Executive Officer, will continue to be employed by the Company as an advisor on intellectual property and general corporate matters.

                            OWNERSHIP OF SECURITIES

    Only Stockholders of record at the close of business on July 30, 2001 the date (the "Record Date") fixed by the Board of Directors in accordance with the Company's By-Laws, are entitled to vote at the Meeting. As of the Record Date, there were 56,423,769 issued and outstanding shares of common stock, $.10 par value per share (the "Common Stock").

    Each outstanding share of Common Stock is entitled to one vote on all matters properly coming before the Meeting. A majority of the shares of the outstanding Common Stock is necessary to constitute a quorum for the Meeting.

    The following table sets forth information as of the Record Date relating to the beneficial ownership of Common Stock by (1) each beneficial owner of 5% or more of outstanding Common Stock of the Company, based upon information filed by such owners with the Securities and Exchange Commission; (2) each of the Company's directors; (3) each of the Company's named executive officers, as defined under the Securities Exchange Act of 1934; and (4) all directors and executive officers as a group. The table does not include options that have not vested or are not exercisable within 60 days of the Record Date:

NAME AND ADDRESS
OF BENEFICIAL OWNER(1)                    NUMBER OF SHARES(2)   PERCENT OF CLASS
----------------------                    -------------------   ----------------
Liberty Media Corporation(3)............       8,810,000             15.61%

William C. Samuels......................       4,180,293(4)           7.10%

David Reese.............................       1,859,627(5)           3.22%

Bruce J. Crowley........................       1,086,003(6)           1.90%

Christopher C. Cline....................         349,834(7)              *

Melvyn N. Klein.........................          30,000(8)              *

John C. Wilcox..........................          31,000(9)              *

Michael J. Pohl.........................               0                 0%

All officers and directors as a
  group(7)(2-9).........................       7,536,757             12.37%

------------------------

*   Indicates less than 1% of the total shares outstanding.

(1) Unless otherwise indicated, the address of each beneficial owner is c/o ACTV, Inc., 225 Park Avenue South, 18th Floor, New York, New York 10003-1604.

(2) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(3) The address of Liberty Media Corporation is 8101 E. Prentice Avenue, Suite 500, Englewood, Colorado 80111.

(4) Includes options to purchase 2,413,000 shares which are presently exercisable or which become exercisable within 60 days of the date of this report.

(5) Includes options to purchase 1,264,666 shares which are presently exercisable or which become exercisable within 60 days of the date of this report.

(6) Includes options to purchase 731,333 shares which are presently exercisable or which become exercisable within 60 days of the date of this report.

(7) Includes options to purchase 41,667 shares which are presently exercisable or which become exercisable within 60 days of the date of this report. In addition, Mr. Cline is the trustee of the Company's 401(k) Plan and votes the 235,219 shares included in the plan. Such number of shares has been included in the 349,834 shares reported for Mr. Cline.

(8) Includes options to purchase 30,000 shares which are presently exercisable or which become exercisable within 60 days of the date of this report. Also includes 1,000 shares owned by Mr. Wilcox' wife.

(9) Includes options to purchase 30,000 shares which are presently exercisable or which become exercisable within 60 days of the date of this report.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    The By-Laws of the Company provide that the Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III. At any Annual Meeting of Stockholders held after the initial election of all Classes of directors, successors to the class of directors whose term expires at that Annual Meeting shall be elected for a three-year term.

    Two Class II directors are proposed to be elected at the Meeting, each to hold office for a period of three years, or until such director's successor shall be elected and shall qualify, subject, however to prior death, resignation, retirement, disqualification or removal from office. Unless such authority is withheld, it is intended that the accompanying proxy will be voted in favor of the two persons named below, each of whom are now serving as Class II Directors, unless the Stockholder indicates to the contrary on the proxy. The Company expects that each of the nominees will be available for election, but if neither of them is a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the Board of Directors to fill any such vacancy or the number of directors to be elected at this time may be reduced by the Board of Directors.

CLASS II DIRECTOR NOMINEES--TERM EXPIRING 2004

    David Reese, (45), Director since 1992. Chairman of the Board since July 2001, Chief Executive Officer since June 2001 and President since
February 1999. Mr. Reese is also President of ACTV Entertainment, Inc., a subsidiary of the Company ("ACTV Entertainment"), since November 1994. He has been employed by the Company since December 1988, and served as the Company's Vice President of Finance from September 1989 through November 1993 and Chief Operating Officer from February 1999 to July 2001. Mr. Reese is the chair of the advisory board of Pennsylvania State University's School of Information Science and Technology. He has a B.S. from Pennsylvania State University.

    Michael J. Pohl, (50), Director since 2001. Mr. Pohl is President of nCUBE Corporation, a worldwide leader in providing streaming media solutions for all broadband networks. Mr. Pohl was formerly President and CEO of SkyConnect, Inc. and was named President of nCUBE in July 1999 when nCUBE acquired SkyConnect. Prior to joining SkyConnect, Mr. Pohl served as Senior Vice President for Douglas Communications Corp. II ("DCC II"), one of the nation's leading cable operators. At DCC II, he oversaw acquisitions, divestitures, new ventures, programming, marketing and re-franchising activities. Prior to joining DCC II, Mr. Pohl was Senior Vice President of Corporate Development for Tribune Cable Communications from 1981 to 1986, where he administered government, corporate and media relations. Mr. Pohl previously served as Director of the White House Media Advance Office under President Jimmy Carter.

CLASS III INCUMBENT DIRECTORS--TERM EXPIRING 2002

    William C. Samuels, (58), Director since August 1989. Chairman of the Board from November 1994 to July 2001. Chief Executive Officer from August 1993 to June 2001. From August 1989 to February 1999, Mr. Samuels also served as President of the Company. Mr. Samuels is currently employed by the Company as an advisor on intellectual property and general corporate matters. He is on the Board of Directors of the Council of Economic Priorities. Mr. Samuels received a J.D. from Harvard Law School and a B.S. from the Massachusetts Institute of Technology.

    John C. Wilcox, (58), Director since July 2000, is Vice Chairman of Georgeson Shareholder Communications Inc., a firm specializing in corporate governance, proxy solicitation and other services to publicly-traded companies. Mr. Wilcox has been with Georgeson for 27 years. He is Vice Chairman of the Board of Trustees of the Woodrow Wilson National Fellowship Foundation, and a trustee of Bennington College. He received a B.A. from Harvard College, an M.A. from the University of California, Berkeley, a

J.D. from Harvard Law School and an LL.M degree from the New York University Graduate School of Law.

CLASS I INCUMBENT DIRECTORS--TERM EXPIRING 2003

    Melvyn N. Klein, (58), Director since December 1999. He currently is the managing general partner of GKH Partners, L.P., an investment partnership.
Mr. Klein is also a director of Anixter International, Bayou Steel Corporation and Hanover Compressor Corporation. He received a B.A. from Colgate University and a J.D. from Columbia University.

STOCKHOLDER VOTE REQUIRED

    Election of each director requires the affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION TO THE BOARD OF DIRECTORS
                OF THE COMPANY OF EACH OF THE DIRECTOR NOMINEES.

                             EXECUTIVE COMPENSATION

    The following table sets forth all cash compensation for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 2000, December 31, 1999, and December 31, 1998, paid to the Company's Chief Executive Officer, the three other most highly compensated executive officers (the "Named Executive Officers") at the end of the above fiscal years whose total compensation exceeded $100,000 per annum.

                                                                    LONG-TERM COMPENSATION
                                                                   -------------------------
                                       ANNUAL COMPENSATION         RESTRICTED    SECURITIES    ALL OTHER
                                  ------------------------------     STOCK       UNDERLYING     COMPEN-
NAME AND PRINCIPAL POSITION         YEAR      SALARY     BONUS       AWARDS     OPTIONS/SARS     SATION
---------------------------       --------   --------   --------   ----------   ------------   ----------
David Reese(1)..................    2000     $295,000   $     0    $        0     300,000/0    $    2,765
                                    1999     $245,000   $34,410    $        0       0/0        $  900,254
                                    1998     $243,269   $42,500    $        0     330,000/0    $    2,765

William C. Samuels(2)...........    2000     $345,000   $     0    $6,900,000       0/0        $   10,400
                                    1999     $295,000   $25,000    $3,123,376       0/0        $1,976,716
                                    1998     $293,269   $75,000    $        0     525,000/0    $   10,248

Bruce Crowley(3)................    2000     $295,000   $     0    $  202,943     200,000/0    $    2,548
                                    1999     $245,000   $37,000    $        0       0/0        $  692,250
                                    1998     $243,269   $35,000    $        0     201,000/0    $        0

Christopher Cline(4)............    2000     $200,000   $75,000    $        0      25,000/0    $    1,544
                                    1999     $150,000   $ 5,000    $        0     140,000/0    $  704,733
                                    1998     $135,000   $35,000    $        0      25,000/0    $        0

------------------------

(1) Mr. Reese has served as the Company's Chairman of the Board and Chief Executive Officer since July 2001 and June 2001, respectively. Mr. Reese has also served as the Company's President since February 1999. Mr. Reese also served as Chief Operating Officer from February 1999 to July 2001.
    Mr. Reese has been President of ACTV Entertainment since 1994. Prior thereto he was the Company's Vice President of Finance from September 1989 through November 1992. Mr. Reese's "other compensation" for 2000 relates to payments of life insurance premiums and for 1999 relates to the payment of life insurance premiums, the exercise of SARs, and the forgiveness of a loan made to purchase Common Stock. Of Mr. Reese's other compensation for 1999, 99% was reinvested in the Company and paid in the form of unregistered Common Stock. His other compensation for 1998 relates to the payment of life insurance premiums.

(2) Mr. Samuels served as Chairman of the Board from November 1994 to July 2001 and Chief Executive Officer from August 1993 to June 2001. Mr. Samuels is currently employed by the Company as an advisor on intellectual property and general corporate matters. Mr. Samuels has also served as a Director of the Company since August 1, 1989. Mr. Samuels' "other compensation" for 2000 relates to payments of life insurance premiums and for 1999 relates to the payment of life insurance premiums, the exercise of SARs, and the forgiveness of a loan made to purchase Common Stock. The restricted stock awards were based upon the market price of the common stock during the first Quarter of each year reported. Further, such shares were subject to forfeiture and other restrictions. Of Mr. Samuels' other compensation for 1999, 99% was reinvested in the Company and paid in the form of unregistered Common Stock. His other compensation for 1998 relates to the payment of life insurance premiums.

(3) Mr. Crowley has served as President of ACTV Enhanced Media Services, Inc. since July 2000 and President of HyperTV Networks, Inc. since
    December 1995. Mr. Crowley's "other compensation" for 2000 relates to payments of life insurance premiums and for 1999 relates to the exercise of SARs, and the forgiveness of a loan made to purchase Common Stock. Of Mr. Crowley's other compensation for 1999, 100% was reinvested in the Company and paid in the form of unregistered Common Stock.

(4) Mr. Cline has served as Chief Financial Officer from November 1993 to July 2000, and from April 2001. Mr. Cline also served as Senior Vice President--New Business Development from December 1999 to April 2001.
    Mr. Cline's "other compensation" for 2000 relates to payments of life insurance premiums and for 1999 relates to the exercise of SARs and the forgiveness of a loan made to purchase Common Stock. Of Mr. Cline's other compensation for 1999, 100% was reinvested in the Company and paid in the form of unregistered Common Stock.

         OPTIONS GRANTS TO NAMED EXECUTIVE OFFICERS IN LAST FISCAL YEAR

    The following table sets forth certain information with respect to all outstanding stock options issued during 2000 to the Company's Named Executive Officers.

                                    INDIVIDUAL GRANTS
                              -----------------------------
                                           PERCENT OF TOTAL
                              NUMBER OF        OPTIONS                                  POTENTIAL REALIZABLE
                              SECURITIES       GRANTED                                    VALUE AT ASSUMED
                              UNDERLYING     TO EMPLOYEES                              ANNUAL RATES OF PRICE
                               OPTIONS            IN          EXERCISE   EXPIRATION   APPRECIATION FOR OPTION
NAME                           GRANTED       FISCAL YEAR       PRICE        DATE                TERM
----                          ----------   ----------------   --------   ----------   ------------------------
                                                                                          5%           10%
David Reese.................   300,000           6.0%          $ 7.00     10/18/06     $580,191    $1,282,071

Bruce Crowley...............   200,000           4.0%          $ 7.00     10/18/06     $386,794    $  854,714

Christopher Cline...........    25,000           1.0%          $13.50      4/24/05     $ 89,257    $  201,014

    The following table sets forth for the Named Executive Officers certain information with respect to exercises of stock options during 2000 and year-end 2000 stock option holdings.(1)

                                                                 NUMBER OF             VALUE OF
                                                                UNEXERCISED           UNEXERCISED
                                                               IN-THE-MONEY          IN-THE-MONEY
                                    SHARES                        OPTIONS               OPTIONS
                                 ACQUIRED ON      VALUE        (EXERCISABLE/         (EXERCISABLE/
NAME                             EXERCISE (#)    REALIZED     UNEXERCISABLE)        UNEXERCISABLE)
----                             ------------   ----------   -----------------   ---------------------
William Samuels................    250,000      $1,375,000   1,959,000/908,000   $5,341,850/$2,406,200

David Reese....................          0      $        0   1,479,334/570,666   $4,039,635/$1,512,265

Bruce Crowley..................          0      $        0    757,667/347,333    $2,066,218/$920,432

Christopher Cline..............      8,333      $  108,537          0/0                   0/0
                                    11,100      $    62438          0/0                   0/0

Total (Cline)..................     19,433      $  170,975      8,334/8,334         $22,919/$22,085

------------------------

(1) The closing bid price of a share of the Company's Common Stock at December 31, 2000 was $4.25. The exercise prices of the options held by Named Executive Officers at December 31, 2000 range from $1.50 to $13.50.

DIRECTOR COMPENSATION

    Non-employee directors may be paid an honorarium for attending meetings of the Board of Directors of the Company, in an amount that management anticipates will not exceed $500 per meeting. There were no director fees paid in 2000.

EMPLOYMENT AND CONSULTING AGREEMENTS

    The Company and Mr. Reese entered into an employment agreement in August 1995, as amended in June 2001. Mr. Reese currently serves as the Company's Chairman of the Board, Chief Executive Officer and President, and receives an annual salary of $345,000. Mr. Reese's employment agreement contains non-competition provisions pursuant to which he agreed not to engage in a business that is competitive with the Company during the term of his employment agreement and for one year thereafter.

    Mr. Reese's employment agreements contain a change of control provision whereby, in certain circumstances, including the possibility that a person becomes the owner of 30% or more of the outstanding securities of the employer, the employee, at his option, shall receive a special compensation payment for the exercise cost of all vested options upon exercising those options any time within twelve months after the effective date of the change of control. Additionally, if at any time within three years of said change of control
Mr. Reese is not retained as Chief Executive Officer or President of the Company, Mr. Reese will receive a bonus not to exceed 2.7 times his average compensation for the two previous fiscal years.

    Mr. Reese held fully vested options to purchase 1,479,334 shares of Common Stock at exercise prices of $1.50 and $1.60 per share as of year-end 2000, and options to purchase 870,666 shares at exercise prices of $1.50, $1.60 and $7.00 per share, none of which were vested as of year-end 2000. Mr. Reese was also granted options to purchase Class B common shares (the "Class B Options") in the Company's two principal subsidiaries, which were exercisable in the event of a change of control of the Company. In October 2000, Mr. Reese voluntarily terminated the Class B Options.

    The Company and Mr. Samuels entered into an employment agreement as of June 2001 pursuant to which Mr. Samuels is employed by the Company as an advisor on intellectual property and general corporate matters and receives an annual salary of $200,000. Mr. Samuels' employment agreement contains non-competition provisions pursuant to which he agreed not to engage in a business that is competitive with the Company during the term of his employment agreement and for one year thereafter.

    Mr. Samuels held fully vested options to purchase 1,959,000 shares of Common Stock at exercise prices of $1.50 and $1.60 per share as of year-end 2000.
Mr. Samuels also held options to purchase an aggregate of 908,000 shares of Common Stock at exercise prices of $1.50 and $1.60 per share, none of which were exercisable as of year-end 2000. Under certain circumstances, a portion of such option shares may be adjusted to avoid dilution. Mr. Samuels was also granted Class B Options in the Company's two principal subsidiaries, which were exercisable in the event of a change of control of the Company. In
October 2000, Mr. Samuels voluntarily terminated the Class B Options.

    The Company and Mr. Crowley entered into an employment agreement in August 1995, as amended in January 2001. Mr. Crowley serves as President of ACTV Enhanced Media Services, Inc. Mr. Crowley currently receives an annual salary of $295,000. Mr. Crowley's employment agreement contains non-competition provisions pursuant to which he agreed not to engage in a business that is competitive with the Company during the term of his employment agreement and for one year thereafter.

    Mr. Crowley's employment agreements contain a change of control provision whereby, in certain circumstances, including the possibility that a person becomes the owner of 30% or more of the outstanding securities of the employer, the employee, at his option, shall receive a special compensation payment for the exercise cost of all vested options upon exercising those options any time within twelve months after the effective date of the change of control. Additionally, if at any time within three years of said change of control
Mr. Crowley is not retained or a new Chief Executive Officer is appointed, Mr. Crowley will receive a bonus not to exceed 2.7 times his then current base salary.

    Mr. Crowley held fully vested options to purchase 757,667 shares of common stock at exercise prices of $1.50 and $1.60 as of year-end 2000 and options to purchase 547,333 shares of common stock at exercise prices of $1.50, $1.60 and $7.00 per share, none of which were vested as of year-end 2000. Mr. Crowley was also granted Class B Options in the Company's two principal subsidiaries, which were exercisable in the event of a change of control of the Company. In
October 2000, Mr. Crowley voluntarily terminated the Class B Options.

    The Company and Mr. Cline entered into an employment agreement in August 1995, as amended in January 2001. Mr. Cline serves as Chief Financial Officer. Mr. Cline currently receives an annual salary of $200,000. Mr. Cline's employment agreement provides for a bonus not to exceed two times his annual base salary if he is not retained within two years after a change of control of the Company. Mr. Cline's employment agreement contains non-competition provisions pursuant to which he agreed not to engage in a business that is competitive with the Company during the term of his employment agreement and for one year thereafter.

    Mr. Cline held fully vested options to purchase 27,318 shares of common stock at exercise prices of $1.50 and $9.00 as of year-end 2000 and options to purchase 140,001 shares of common stock at exercise prices of $1.60, $6.50, $9.00 and $13.50 per share, none of which were vested as of year-end 2000.
Mr. Cline was also granted options to purchase Class B common shares (the "Class B Options") in the Company's two principal subsidiaries, which were exercisable in the event of a change of control of the Company. In
October 2000, Mr. Cline voluntarily terminated the Class B Options.

    At the time of issuance, all options to the Company's employees were granted at an exercise price equal to or greater than the prevailing market price for the Company's Common Stock.

                           BOARD COMPENSATION REPORT

EXECUTIVE COMPENSATION POLICY

    The Company's executive compensation policy is designed to attract, motivate, reward and retain the key executive talent necessary to achieve the Company's business objectives and contribute to the long-term success of the Company. In order to meet these goals, the Company's compensation policy for its executive officers focuses primarily on determining appropriate salary levels and providing long-term stock-based incentives. To a lesser extent, the Company's compensation policy also contemplates performance-based cash bonuses. The Company's compensation principles for the Chief Executive Officer are identical to those of the Company's other executive officers.

    Cash Compensation. In determining its recommendations for adjustments to officers' base salaries for fiscal 2000 the Company focused primarily on the scope of each officer's responsibilities, each officer's contributions to the Company's success in moving toward its long-term goals during the fiscal year, the accomplishment of goals set by the officer and approved by the Board for that year, the Company's assessment of the quality of services rendered by the officer, comparison with compensation for officers of comparable companies and an appraisal of the Company's financial position. In certain situations, relating primarily to the completion of important transactions or developments, the Company may also pay cash bonuses, the amount of which will be determined based on the contribution of the officer and the benefit to the Company of the transaction or development.

    Equity Compensation. The grant of stock options to executive officers constitutes an important element of long-term compensation for the executive officers. The grant of stock options increases management's equity ownership in the Company with the goal of ensuring that the interests of management remain closely aligned with those of the Company's Stockholders. The Board believes that stock options in the Company provide a direct link between executive compensation and stockholder value. By attaching vesting requirements, stock options also create an incentive for executive officers to remain with the Company for the long term. See "Stock Option Plans."

                COMPENSATION COMMITTEE AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors ("Compensation Committee") is responsible for making all compensation decisions with respect to the executive officers of the Company. The Committee consists of John C. Wilcox and Michael J. Pohl, who were elected to the Committee in July 2000 and July 2001, respectively. In 1999, the Committee retained the independent compensation consulting firm of Lyons, Benenson & Company Inc. ("LB & Co.") to review and evaluate the Company's compensation structure and policies. Following that review, LB & Co. advised the Company that its compensation structure and policies are appropriate and competitive as compared with those of similarly situated companies.

CHIEF EXECUTIVE OFFICER COMPENSATION

    As indicated above, the factors and criteria upon which the compensation of the Chief Executive Officer is based are identical to the criteria used in evaluating the compensation packages of the other executive officers of the Company. The Chief Executive Officer's individual contributions to the Company included his leadership role in establishing and retaining a strong management team, developing and implementing the Company's business plans and attracting investment capital to the Company. In addition, the Company reviewed compensation levels of chief executive officers at comparable companies with the Company's industry.

Respectfully submitted,

David Reese, Chairman
William C. Samuels, Melvyn N. Klein,
John C. Wilcox and Michael J. Pohl.

                          CORPORATE PERFORMANCE GRAPH

    The following graph shows a comparison of cumulative total stockholder returns from December 31, 1995 through December 31, 2000 for the Company, the Nasdaq Stock Market-U.S. Index ("Nasdaq") and the JP Morgan H&Q Technology Index ("H&Q").

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Dollars

        ACTV, INC.  NASDAQ STOCK MARKET (U.S.)  JP MORGAN H & Q TECHNOLOGY
Dec-95      100.00                      100.00                      100.00
Jan-96      128.33                      100.50                      101.48
Feb-96      122.50                      104.33                      106.56
Mar-96      120.00                      104.68                      101.93
Apr-96      113.33                      113.35                      116.01
May-96      103.33                      118.55                      117.76
Jun-96       98.33                      113.21                      109.18
Jul-96      115.00                      103.14                       97.96
Aug-96       98.33                      108.93                      103.89
Sep-96       83.33                      117.25                      115.90
Oct-96       73.33                      115.94                      114.25
Nov-96       86.67                      123.13                      127.72
Dec-96       86.67                      123.03                      124.29
Jan-97       80.00                      131.76                      137.60
Feb-97       73.33                      124.47                      126.36
Mar-97       55.00                      116.35                      118.47
Apr-97       53.33                      119.98                      122.85
May-97       48.33                      133.56                      141.34
Jun-97       45.83                      137.67                      142.59
Jul-97       40.00                      152.18                      165.53
Aug-97       47.50                      151.95                      166.00
Sep-97       39.17                      160.95                      172.81
Oct-97       48.33                      152.57                      154.35
Nov-97       45.83                      153.37                      152.74
Dec-97       43.33                      150.68                      145.71
Jan-98       45.83                      155.46                      155.06
Feb-98       45.00                      170.07                      173.50
Mar-98       43.33                      176.36                      176.43
Apr-98       40.00                      179.34                      183.30
May-98       50.00                      169.37                      169.92
Jun-98       52.50                      181.21                      180.62
Jul-98       65.00                      179.09                      178.34
Aug-98       50.00                      143.58                      140.26
Sep-98       54.17                      163.50                      160.56
Oct-98       45.00                      170.69                      174.10
Nov-98       96.67                      188.04                      194.80
Dec-98      101.67                      212.47                      226.64
Jan-99      161.67                      243.31                      257.65
Feb-99      213.33                      221.52                      229.10
Mar-99      303.33                      238.28                      246.84
Apr-99      423.33                      245.95                      244.36
May-99      410.00                      239.14                      259.67
Jun-99      370.00                      260.66                      292.34
Jul-99      365.00                      255.95                      288.35
Aug-99      291.67                      266.78                      302.38
Sep-99      371.67                      267.14                      309.27
Oct-99      421.67                      288.55                      341.72
Nov-99      581.68                      323.65                      399.46
Dec-99     1218.35                      394.84                      506.17
Jan-00      945.01                      380.23                      484.27
Feb-00      801.68                      452.50                      618.98
Mar-00      935.01                      443.19                      570.99
Apr-00      483.33                      372.78                      509.35
May-00      325.01                      327.81                      447.83
Jun-00      398.35                      385.37                      512.87
Jul-00      398.35                      364.48                      480.07
Aug-00      475.01                      407.57                      564.67
Sep-00      366.67                      354.62                      503.54
Oct-00      262.51                      325.45                      457.71
Nov-00      178.35                      250.65                      327.65
Dec-00      113.33                      237.36                      327.22

    The graph assumes that the value of the investment in the Company's Common Stock, Nasdaq and H&Q was $100 on December 31, 1995 and that all dividends were reinvested. No dividends have been declared or paid on the Company's Common Stock.

                                 STOCK OPTIONS

STOCK OPTION PLANS

    The Company's 1989 Non-Qualified Stock Option Plan (the "1989 NQSO Plan") was adopted by the Board of Directors in August 1999 and approved by the Stockholders in October 1989. The 1989 NQSO Plan which is administered by the Board of Directors, provides for the issuance of up to an aggregate of 100,000 shares of Common Stock upon exercise of options granted to employees, officers, directors, consultants and independent contractors. The 1989 NQSO Plan grants the Board the discretion to establish the option exercise price, and that the option exercise price may be less than fair market value at the time of the grant of the option. Options granted under the 1989 NQSO Plan shall expire on a date determined by the Board or the Committee, but in no event later than three months after the termination of employment or retainer. The 1989 NQSO Plan generally provides that the purchase price must be delivered in cash, or if permitted by the Board or the Committee, services rendered or by a combination thereof. At December 31, 2000, 91,500 options were granted under the 1989 ISO Plan (net of cancellations), of which 82,000 had been exercised.

    The Company's 1996 Stock Option Plan (the "1996 Plan") was adopted by the Board of Directors in April 1996 and approved by the Stockholders in July 1996. The purpose of the 1996 Plan is to grant officers, employees and others who provide significant services to the Company a favorable opportunity to acquire Common Stock so that they have an incentive to contribute to its success and remain in its employ. Under the 1996 Plan, the Company is authorized to issue options for a total of 500,000 shares of Common Stock. At December 31, 2000, 493,484 options had been granted under the 1996 Plan (net of cancellations), of which 331,214 had been exercised.

    The Company's 1998 Stock Option Plan (the "1998 Plan") was adopted by the Board of Directors in April 1998 and approved by the Stockholders in June 1998. The purpose of the 1998 Plan is to grant officers, employees and others who provide significant services to the Company a favorable opportunity to acquire Common Stock so that they have an incentive to contribute to its success and remain in its employ. Under the 1998 Plan, the Company is authorized to issue options to purchase up to 900,000 shares of Common Stock. At December 31, 2000, 802,167 options were granted under the 1998 Plan (net of cancellations), of which 170,161 had been exercised.

    The Company's 1999 Stock Incentive Plan (the "1999 Plan") was adopted by the Board of Directors on March, 1999 and approved by the Stockholders in May, 1999. The purpose of the 1999 Plan is to grant officers, employees and others who provide significant services to the Company a favorable opportunity to acquire Common Stock so that they have an incentive to contribute to its success and remain in its employ. Under the 1999 Plan, the Company is authorized to issue options to purchase up to 1,500,000 shares of Common Stock. At December 31, 2000, 1,412,667 options were granted under the 1999 Plan (net of cancellations), of which 113,814 had been exercised.

    The Company's 2000 Stock Incentive Plan (the "2000 Plan") was adopted by the Board of Directors on March 2, 2000 and by the Stockholders on May 19, 2000. The 2000 Plan is intended to benefit the Stockholders of the Company by providing a means to attract, retain and reward individuals who can and do contribute to the longer-term financial success of the Company. Further, the recipients of stock-based awards under the 2000 Plan should identify their success with that of the Company's Stockholders and therefore will be encouraged to increase their proprietary interest in the Company. All directors, executive officers, employees, consultants and other persons who perform significant services for or on behalf of the Company are eligible to participate in the 2000 Plan.

    Under the 2000 Plan, the Company is authorized to issue options, subject to adjustment, to purchase up to 4,000,000 shares of Common Stock. The shares of Common Stock to be offered under the 2000 Plan shall not exceed the sum of
(i) 4,000,000; (ii) any shares available for future awards under the Company's 1996 Plan, 1998 Plan and 1999 Plan as of the effective date of the 2000 Plan; and (iii) any shares that are represented by awards previously granted whether under a prior plan of the Company or otherwise, which are forfeited, expire or are canceled without the delivery of shares or which result in the forfeiture of shares back to the Company.

    During 2000, the Company granted under the 2000 Plan options to purchase 3,379,665 shares of Common Stock (net of cancellations). Options to purchase 15,822 shares of Common Stock under the 2000 Plan were exercised.

    As of December 31, 2000, the Company has also issued options to purchase shares of Common Stock at varying prices, expiring at dates from 1999 to 2006, that are not part of the Plans. These include options to (i) Mr. Samuels for 1,473,000 shares at $1.50 per share and options for 1,362,000 shares at $1.60 per share; (ii) Mr. Reese for 1,176,000 shares at $1.50 per share and 856,000 shares at $1.60 per share; (iii) Mr. Crowley for 564,000 shares at $1.50 per share and 521,000 shares at $1.60 per share; and (iv) Mr. Cline for 8,334 shares at $1.50 per share. During the year ended December 31, 2000, these executive officers exercised 250,000 options that are not part of the Plans.

SECTION 401(K) PLAN

    During 1996, the Company adopted a Savings and Retirement Plan (the "401(k) Plan") covering the Company's full-time employees, the 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the 401(k) Plan by employees or by the Company, and the investment earnings on such contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($10,500 in 2000) and to have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional matching contributions to the 401(k) Plan by the Company on behalf of all participants in the 401(k) Plan.

OPTIONS GRANTS IN SUBSIDIARIES

    During 1997, the Company issued to certain employees options to acquire Class B Common Shares in the Company's two principal subsidiaries (the "Class B Options"). The Class B Common Shares in total represented not more than 20% of all authorized common stock of each subsidiary. Each Class B Common Share carried "super-voting" rights, entitling the holder to 25 votes per each Class B Common Share.

    In December 1999, the holders of Class B Options agreed to amendments to the exercise provisions of the Class B Options, which restricted the holders' ability to exercise the Class B Options only in the event of a change in control. In October 2000, the holders voluntarily terminated the Class B Options.

                            SECTION 16(A) REPORTING

    As under the securities laws of the United States, the Company's directors, its executive (and certain other) officers, and any persons holding ten percent or more of the Company's Common Stock must report on their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission and to the National Association of Securities
Dealers, Inc.'s Automated Quotation System. Specific due dates for these reports have been established. During the year ended December 31, 2000 the Company believes all reports on behalf of its executive officers and directors for all transactions were filed on a timely basis.

                       MEETINGS OF THE BOARD OF DIRECTORS

    There were five meetings of the Company's Board of Directors during 2000 held on March 2, 2000, May 12, 2000, July 21, 2000, August 10, 2000 and
November 20, 2000. All of the Directors were either present or participated by telephone conference call at such meetings.

    There were two unanimous written consents of the Company's Board of Directors, pursuant to Section 141 of the General Corporation Law of Delaware, during 2000 dated February 2, 2000 and October 2, 2000.

    The Company has a Compensation Committee and Stock Option Committee (the "Compensation Committee"), which during 2000 consisted of Steven W. Schuster and John C. Wilcox. During 2000, the Compensation Committee met two times on
April 4, 2000 and April 24, 2000. The Compensation Committee decides issues relating to compensation and stock options that are not part of an incentive stock option plan. On July 27, 2001, Michael J. Pohl was elected to the Compensation Committee to replace Steven W. Schuster.

    There were three unanimous written consents of the Compensation Committee during 2000 dated August 7, 2000, October 18, 2000 and December 4, 2000.

    The Company also has an Audit Committee, which during 2000 consisted of Steven W. Schuster and John C. Wilcox. There were four meetings of the Company's Audit Committee during 2000, held in March 2000, May 2000, August 2000 and November 2000. Melvyn N. Klein and Michael J. Pohl were elected to the Audit Committee on May 31, 2001 and July 27, 2001, respectively. Mr. Pohl replaced
Mr. Schuster. A copy of the Audit Committee's Charter is attached hereto as Appendix C.

AUDIT COMMITTEE REPORT

    The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2000 with management and has received the written disclosures and the letter from Deloitte & Touche LLP, the Company's independent auditors, required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committee). The Audit Committee has also discussed with Deloitte & Touche LLP the Company's audited financial statements for the fiscal year ended December 31, 2000, including among other things the quality of the Company's accounting principles, the methodologies and accounting principles applied to significant transactions, the underlying processes and estimates used by management in its financial statements and the basis for the auditor's conclusions regarding the reasonableness of those estimates, and the auditor's independence, as well as the other matters required by Statement on Auditing Standards No. 61 of the Auditing Standards Board of the American Institute of Certified Public Accountants.

    Based on these discussions with Deloitte & Touche LLP and the results of the audit of the Company's financial statements, the Audit Committee members recommended unanimously to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

    Each of the Audit Committee members, as listed above, are independent directors as defined by the NASD's rules.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In September 1998, Liberty Media invested $5 million in the Company and in return for its investment received 2,500,000 shares of Common Stock and an option to purchase an additional $5 million of Common Stock. Also in September 1998, the Company and Liberty Media created LMC IATV Events, LLC to license and produce individualized marquee national or international pay-per-view events. In connection with this venture, the Company granted LMC IATV Events an exclusive license to produce and distribute pay-per-view events that incorporate the Company's individualized programming enhancements.

    In March 1999, Liberty Media exercised its option to purchase Common Stock for $5 million and purchased additional Common Stock at $8.00 per share for $4 million. The Company also issued warrants to Liberty Media which, if fully exercised, would require Liberty Media to invest an additional $90 million in the Company. These warrants were fully exercisable, had a weighted average exercise price of $12.00 and expired in three equal tranches in March 2000, 2001 and 2004. On March 28, 2000, Liberty exercised the first tranche of its warrants for 2,500,000 shares of the Company's unregistered Common Stock. The second tranche expired in March 2001 which resulted in the expiration of the third tranche. Liberty Media has demand registration rights with respect to the Common Stock it acquired in these transactions.

    In connection with Liberty Media's purchases of Common Stock of the Company in 1998 and 1999, Liberty Media acquired the right to nominate members to the Company's Board based on the number of shares of Common Stock it actually owns. The Company has agreed to use its reasonable best efforts to have Liberty Media's nominees elected to the Company's Board. To date, Liberty Media has not exercised this right.

    In April 2000, we entered into an agreement with Liberty Livewire, a unit of Liberty Media, to jointly market HyperTV With Livewire. Liberty Livewire is the U.S. leader in audio and video post-production and location services. The agreement gives Liberty Livewire the right to provide content creation services and, through its affiliate AT&T IP Services, a scaleable hosting infrastructure for HyperTV With Livewire. Pursuant to the agreement creating HyperTV With Livewire, we received warrants to purchase 2.5 million shares of Liberty Livewire common stock.

    All current transactions between the Company and our officers, directors and principal stockholders or any affiliates thereof are, and in the future such transactions will be, on terms no less favorable to the Company than could be obtained from unaffiliated third-parties.

                                 PROPOSAL NO. 2
              ADOPTION OF THE COMPANY'S 2001 STOCK INCENTIVE PLAN

    The Company's 2001 Stock Incentive Plan (the "2001 Plan") was adopted by the Board of Directors on July 27, 2001. The 2001 Plan is intended to benefit the Stockholders of the Company by providing a means to attract, retain and reward individuals who can and do contribute to the longer-term financial success of the Company. Further, the recipients of stock-based awards under the 2001 Plan should identify their success with that of the Company's Stockholders and therefore will be encouraged to increase their proprietary interest in the Company. Under the 2001 Plan, the Company is authorized to issue options for a total of 1,500,000 shares of Common Stock.

DESCRIPTION OF 2001 PLAN

    All directors, executive officers, employees, consultants and other persons who perform significant services for or on behalf of the Company are eligible to participate in the 2001 Plan.

    The Company may grant under the 2001 Plan both incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and stock options that do not qualify for incentive treatment under the Code ("Non-statutory Options").

    A copy of the 2001 Plan is attached hereto as Appendix B. The following summary of the 2001 Plan does not purport to be complete and is qualified in its entirety by reference to the complete text of the 2001 Plan.

ADMINISTRATION

    The 2001 Plan shall be administered by a committee (the "Committee") appointed by the Company's Board of Directors, consisting of two or more members of the Company's Board, all of whom shall not be employees of the Company. The Committee may delegate certain responsibilities and powers to any executive officer or officers selected by it. Any such delegation may be revoked by the Committee at any time.

    Subject to the express provisions of the 2001 Plan, the Committee shall have the authority to construe and interpret the 2001 Plan and all stock options, stock appreciation rights, stock awards and cash awards entered into pursuant to the Plan and to define the terms used therein, to prescribe, adopt, amend and rescind rules and regulations relating to the administration of the 2001 Plan and to make all other determinations necessary or advisable for the administration of the 2001 Plan. Subject to the express limitations of the 2001 Plan, the Committee shall designate the individuals from among the class of persons eligible to participate in the 2001 Plan, who shall receive options and other awards, whether an optionee will receive Incentive Stock Options or Non-statutory Options, or both, and the amount, price, restrictions and all other terms and provisions of such options (which need not be identical).

STOCK SUBJECT TO THE PLAN

    The stock to be offered under the 2001 Plan shall not exceed 1,500,000 shares of Common Stock with certain exceptions. Any shares delivered under the 2001 Plan which are forfeited back to the Company because of the failure to meet an award contingency or condition shall again be available for delivery pursuant to new awards granted under the 2001 Plan. Any shares covered by an award (or portion of an award) granted under the 2001 Plan which is forfeited or canceled, expires or is settled in cash, including the settlement of tax withholding obligations using shares, shall be deemed not to have been delivered for purposes of determining the maximum number of shares available for delivery under the 2001 Plan. Likewise, if any stock option is exercised by tendering shares, either actually or by attestation, to the Company as full or partial payment for such exercise under the 2001 Plan, only the number of shares issued net of the shares tendered shall be deemed delivered for purposes of determining the maximum number of shares available for delivery under the 2001 Plan. Further, Shares issued under the 2001 Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of the Company acquiring another entity shall not reduce the maximum number of shares of Common Stock available for delivery under the 2001 Plan. In addition, shares available for delivery in settlement of awards under the 2001 Plan may be increased by the Board by the number of shares purchased or acquired by the Company using amounts equivalent to the cash proceeds received by the Company from the exercise of stock options, granted under any plan of the Company, occurring after January 1, 2001.

OPTION AND AWARD PRICES

    All options and awards denominated or made in shares of Common Stock shall use as the per share price or exercise price the last sale price of a share of the Common Stock of the Company as reported by the principal exchange on which the shares are traded or listed for trading, on the applicable date as determined by the Committee, or if shares are not traded on such date, the last sale price on the next preceding day on which such shares are traded. The applicable date shall be the day on which the award is granted (or other Plan transaction occurs), except that the Committee may provide that the applicable date may be (i) the day on which an award recipient was hired, promoted or such similar singular event occurred, provided that the grant of such award occurs within 90 days following such applicable date; or (ii) in the case of a stock option or stock appreciation right granted retroactively in tandem with or as a substitution for another previously granted stock option or stock appreciation right, the applicable date for such prior award.

TYPES OF AWARDS

    The types of awards that may be granted under the 2001 Plan include:

    1) STOCK OPTIONS. A stock option may be in the form of an incentive stock option or in another form that may or may not qualify for favorable federal income tax treatment. The shares covered by a stock option may be purchased by means of a cash payment or such other means as the Committee may from time-to-time permit, including (i) tendering (either actually or by attestation) shares valued using the market price at the time of exercise, (ii) authorizing a third party to sell shares (or a sufficient portion thereof) acquired upon exercise of a stock option and to remit to the Company a sufficient portion of the sale proceeds to pay for all the shares acquired through such exercise and any tax withholding obligations resulting from such exercise; (iii) by converting shares subject to options granted pursuant to the 2001 Plan having a value equal to the exercise price of the options being exercised on such terms and conditions as the Committee determines; or (iv) any combination of the above. The exercise price on all options shall be the one hundred percent (100%) of the option and award price described above.

    2) STOCK APPRECIATION RIGHT. A stock appreciation right is a right to receive a payment in cash, shares or a combination, equal to the excess of the aggregate market price at time of exercise of a specified number of shares over the aggregate exercise price of the stock appreciation right being exercised. The longest term a stock appreciation right may be outstanding shall be 11 years. Such exercise price shall be based on one hundred percent (100%) of the per share option and award price described above.

    3) STOCK AWARD. A stock award is a grant of shares or of a right to receive shares (or their cash equivalent or a combination of both) in the future. Stock awards shall be earned and vest in accordance with provisions established by the Committee and shall be governed by whatever conditions, restrictions and contingencies the Committee shall determine. These may include continuous service and/or the achievement of performance goals. The performance goals that may be used by the Committee for such awards shall consist of: operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, revenues, market share, stockholder return and/or value, stock price, working capital and growth rates for each of the foregoing. Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement shall exclude: gains or losses on operating asset sales or dispositions; asset write-downs; litigation or claim judgments or settlements; effect of changes in tax law or rate on deferred tax liabilities; accruals for reorganization and restructuring programs; uninsured catastrophic property losses; the cumulative effect of changes in accounting principles; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial performance appearing in the Company's annual report to Stockholders for the applicable year.

    4) CASH AWARD. A cash award is a right denominated in cash or cash units to receive a cash payment, based on the attainment of pre-established performance goals and, subject to whatever vesting period and such other conditions, restrictions and contingencies as the Committee shall determine. The performance goals that may be used by the Committee for such awards shall be those set forth for stock awards above.

    5) DEFERRED STOCK AWARD. A deferred stock award is a grant of shares to be received, under an award made at the end of a specified deferral period. Shares of deferred stock may be awarded either alone or in addition to or in tandem with other awards granted under the 2001 Plan. The Committee shall determine the eligible persons to whom and the time or times at which the shares of deferred stock shall be awarded, the number of shares to be awarded to any person, the duration of the deferral period and the conditions under which, receipt of the shares of deferred stock will be deferred, and all other terms and conditions of the awards.

AMENDMENT AND TERMINATION

    The 2001 Plan may be amended as the Board of Directors deems necessary and appropriate to achieve the 2001 Plan's purpose provided the share and other award limitations cannot be increased, and the minimum exercise prices and any performance goal measurements cannot be changed, without approval by the Company's Stockholders. The Board may suspend or terminate the 2001 Plan at any time.

STOCKHOLDER VOTE REQUIRED

    Approval of the Company's 2001 Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting of Stockholders.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF
                     THE COMPANY'S 2001 STOCK OPTION PLAN.

                                 PROPOSAL NO. 3

              RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    The Board of Directors of the Company has adopted resolutions appointing Deloitte & Touche LLP as the Company's independent certified public accountants for the ensuing year. Deloitte & Touche LLP, which has served as the Company's independent certified public accountants since 1989, is familiar with the Company's operations, accounting policies and procedures and is, in the Company's opinion, well-qualified to act in this capacity. A member of Deloitte & Touche LLP will be available to answer questions and will have the opportunity to make a statement if he or she so desires at the Annual Meeting of Stockholders.

DELOITTE & TOUCHE LLP FEES FOR FISCAL 2000

        AUDIT FEES. Audit fees billed to the Company by Deloitte & Touche LLP for the fiscal year ended December 31, 2000, for the audit of the Company's annual financial statements, and reviews of the financial statements included in the Company's quarterly reports on Form 10-Q totaled $130,137.

        FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION
    FEES. Deloitte & Touche LLP did not perform any financial information technology services for the Company during the fiscal year ended December 31, 2000.

        ALL OTHER FEES. The aggregate fees billed by Deloitte & Touche LLP for all other services rendered to the Company for the fiscal year ended December 31, 2000 totaled $217,650.

STOCKHOLDER VOTE REQUIRED

    Ratification of the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

                                 OTHER MATTERS

    The Board of Directors does not know of any matters other than those referred to in the notice of meeting that will be presented for consideration at the Meeting. However, it is possible that certain proposals may be raised at the Meeting by one or more Stockholders. In such case, or if any other matter should properly come before the Meeting, it is the intention of the person named in the accompanying proxy to vote such proxy in accordance with his or her best judgment.

                            SOLICITATION OF PROXIES

    The cost of soliciting proxies will be borne by the Company. Solicitations may be made by mail, personal interview, telephone, and telegram by directors, officers and employees of the Company. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy material to beneficial owners of the Company's capital stock.

                             STOCKHOLDER PROPOSALS

    Proposals of Stockholders of the Company that are intended to be presented by such Stockholders at the Company's next Annual Meeting of Stockholders must be received by the Company no later than January 1, 2002 in order that they may be considered for inclusion in the Proxy Statement and form of proxy relating to that Meeting.

            ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION

    Copies of the annual report (Form 10-K) of the Company for the year ended December 31, 2000, as filed with the Securities and Exchange Commission (without exhibits), and any amendments thereto, are available to Stockholders free of charge by writing to ACTV, Inc., 225 Park Avenue South, 18th Floor, New York, New York 10003-1604.

                                                  By Order of the Board of
                                              Directors of ACTV, Inc.

                                              /s/ DAVID REESE
                                              ----------------------------------
                                              David Reese
                                              CHAIRMAN

August 3, 2001

                                                                      APPENDIX A

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of ACTV, Inc.:

    We have audited the accompanying consolidated balance sheets of ACTV, Inc. and subsidiaries ("the Company") as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. Our audits also included the financial statement schedule listed in the index at
Item 14 (a)(2). These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2000 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          DELOITTE & TOUCHE LLP

                                          March 2, 2001
                                          New York, New York

                          ACTV, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  2000           1999
                                                              ------------   ------------
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................  $122,488,041   $  9,413,170
  Accounts receivable--net..................................     1,182,376      1,469,164
  Other.....................................................     4,402,541      1,589,430
                                                              ------------   ------------
      Total current assets..................................   128,072,958     12,471,764
                                                              ------------   ------------
Property and equipment-net..................................    12,628,232      3,770,195

Other assets:
  Investment in warrant.....................................    76,016,175             --
  Investments-other.........................................     3,250,000        250,000
  Patents and patents pending...............................     8,053,642      8,142,928
  Software development costs................................     3,328,101      2,183,950
  Goodwill..................................................     1,362,072      1,788,444
  Other.....................................................     3,441,006        833,113
                                                              ------------   ------------
      Total other assets....................................    95,450,996     13,198,435
                                                              ------------   ------------
        Total...............................................  $236,152,186   $ 29,440,394
                                                              ============   ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $  7,712,857   $  1,967,164
  Deferred revenue..........................................     4,032,776        897,990
                                                              ------------   ------------
        Total current liabilities...........................    11,745,633      2,865,154
  Long-term note payable....................................            --      4,804,342
  Deferred revenue..........................................    70,586,450             --
    Minority interest.......................................    13,307,131      2,000,593
Stockholders' equity:
  Common stock, $.10 par value, 200,000,000 shares
    authorized: issued and outstanding 51,228,154 at
    December 31, 2000, 42,440,032 at December 31, 1999......     5,122,816      4,244,004
  Additional paid-in capital................................   273,605,573    116,448,332
  Accumulated deficit.......................................  (138,215,417)  (100,922,031)
                                                              ------------   ------------
      Total stockholders' equity............................   140,512,972     19,770,305
                                                              ------------   ------------
        Total...............................................  $236,152,186   $ 29,440,394
                                                              ============   ============

                See notes to consolidated financial statements.

                          ACTV, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEARS ENDED DECEMBER 31,
                                                      ------------------------------------------
                                                          2000           1999           1998
                                                      ------------   ------------   ------------
Revenue.............................................  $  8,016,453   $  2,909,642   $  1,625,139
                                                      ------------   ------------   ------------
Costs and expenses:
  Operating expenses................................    13,060,176      5,588,090      3,116,573
  Selling and administrative........................    33,403,906     19,206,036     10,843,984
  Depreciation and amortization.....................     3,907,631      2,118,096      1,557,717
  Stock appreciation rights.........................            --      1,950,330      2,000,062
                                                      ------------   ------------   ------------
    Total costs and expenses........................    50,371,713     28,862,552     17,518,336
                                                      ------------   ------------   ------------
Loss from operations................................   (42,355,260)   (25,952,910)   (15,893,197)
                                                      ------------   ------------   ------------
Interest income.....................................     7,726,929        465,840        189,928
Interest (expense)..................................      (284,619)    (1,044,227)      (932,247)
                                                      ------------   ------------   ------------
  Interest income/(expense)--net....................     7,442,310       (578,387)      (742,319)
                                                      ------------   ------------   ------------
Loss before minority interest, preferred stock
  dividend and accretion and extraordinary items....   (34,912,950)   (26,531,297)   (16,635,516)
Minority interest-subsidiary preferred stock
  dividend and accretion............................            --             --      5,428,638
Minority interest--subsidiary.......................    (1,743,357)           588             --
                                                      ------------   ------------   ------------
Loss before extraordinary item......................  $(33,169,593)  $(26,531,885)  $(22,064,154)
Extraordinary loss on early extinguishment of
  debt..............................................  $ (1,411,139)            --             --
                                                      ------------   ------------   ------------
Net loss............................................  $(34,580,732)  $(26,531,885)  $(22,064,154)
Preferred stock dividends and accretion.............            --        494,431        479,173
                                                      ------------   ------------   ------------
Net loss applicable to common stockholders..........  $(34,580,732)  $(27,026,316)  $(22,543,327)
                                                      ============   ============   ============
Basic and diluted loss per common share:
Before extraordinary item...........................  $      (0.67)  $      (0.69)  $      (1.02)
                                                      ============   ============   ============
After extraordinary item............................  $      (0.70)  $      (0.70)  $      (1.04)
                                                      ============   ============   ============
Weighted average number of common shares
  outstanding.......................................    49,501,885     38,491,044     21,671,076
                                                      ============   ============   ============

                 See notes to consolidated financial statements

                          ACTV, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                        ------------------------------------------
                                                            2000           1999           1998
                                                        ------------   ------------   ------------
Cash flows from operating activities:
Net loss..............................................  $(34,580,732)  $(27,026,316)  $(22,543,327)
                                                        ------------   ------------   ------------
Adjustments to reconcile net loss to net cash used in
  operations:
    Depreciation and amortization.....................     3,907,631      2,118,096      1,557,717
    Deferred compensation from stock appreciation
      rights..........................................       306,000      1,950,330      2,000,062
    Amortization and accretion of deferred expenses
      related to debt financing.......................            --        864,147        241,565
    Amortization of deferred revenue..................    (1,809,907)            --             --
    Write-down of investment..........................       750,000             --             --
    Common stock issued in lieu of cash payment.......     4,560,000      6,383,560      2,016,023
    Common stock issued for preferred dividends and
      accretion.......................................            --             --        162,595
    Note issued in lieu of cash interest payment......            --         20,827        690,546
    Subsidiary preferred stock dividends and
      accretions......................................            --        241,513      6,065,274
    Minority interest.................................    (1,743,357)            --             --
Changes in assets and liabilities:
    Accounts receivable...............................       286,788       (933,501)      (218,719)
    Other assets......................................    (5,964,251)      (615,789)      (180,161)
    Accounts payable and accrued expenses.............     5,745,693        537,249       (773,776)
    Deferred revenue..................................      (485,032)       825,788         10,027
                                                        ------------   ------------   ------------
        Net cash used in operating activities.........   (29,027,167)   (15,634,096)   (10,972,174)
                                                        ------------   ------------   ------------
Cash flows from investing activities:
    Investments in patents............................      (500,726)    (7,515,343)      (598,671)
    Investment in property and equipment..............   (10,938,456)    (2,366,917)      (613,047)
    Investment in software and development costs......    (1,954,979)    (1,438,654)      (797,677)
    Investments--other................................    (3,750,000)            --             --
                                                        ------------   ------------   ------------
        Net cash used in investing activities.........   (17,144,161)   (11,320,914)    (2,009,395)
Cash flows from financing activities:
    Net proceeds from debt issuance...................            --             --      4,612,990
    Retirement of debt................................    (4,567,095)      (174,732)            --
    Net proceeds from put warrant issuance............            --             --      1,371,624
    Redemption of preferred stock.....................            --     (5,792,538)      (565,759)
    Net proceeds from subsidiary equity
      transactions....................................    13,049,895      2,000,593             --
    Net proceeds from equity financing................   150,763,399     35,020,947     12,062,582
    Other.............................................            --        115,660         40,006
                                                        ------------   ------------   ------------
        Net cash provided by financing activities.....   159,246,199     31,169,929     17,521,443
                                                        ------------   ------------   ------------
Net increase in cash and cash equivalents.............   113,074,871      4,214,919      4,539,874
    Cash and cash equivalents, beginning of period....     9,413,170      5,198,251        658,377
                                                        ------------   ------------   ------------
    Cash and cash equivalents, end of period..........  $122,488,041   $  9,413,170   $  5,198,251
                                                        ============   ============   ============

                See notes to consolidated financial statements.

                          ACTV, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                               PREFERRED SERIES
                                         COMMON STOCK                  A              PREFERRED SERIES A
                                    -----------------------   -------------------   ----------------------   STOCKHOLDER
                                      SHARES       AMOUNT      SHARES     AMOUNT     SHARES      AMOUNT         LOAN
                                    ----------   ----------   --------   --------   --------   -----------   -----------
Balances December 31, 1997........  14,886,646   $1,488,665    86,200    $ 8,620         --    $        --    $(199,900)
                                    ==========   ==========   =======    =======     ======    ===========    =========
Issuance of shares in connection
  with financings.................   6,458,332      645,833        --         --         --             --           --
Issuance of Series B preferred
  stock...........................          --           --        --         --      5,018      2,805,961           --
Issuance of shares for services...     373,592       37,359        --         --         --             --           --
Issuance of shares in connection
  with exchange of preferred
  stock...........................   5,857,406      585,741   (29,900)    (2,990)        --             --           --
Issuance of shares in connection
  with exercise of stock
  options.........................   1,662,452      166,245        --         --         --             --           --
Issuance of warrants and shares in
  connection with financing
  activities......................     793,066       79,307        --         --         --             --           --
Net loss..........................          --           --        --         --         --             --           --
Preferred dividends...............          --           --        --         --         --             --           --
                                    ==========   ==========   =======    =======     ======    ===========    =========
Balances December 31, 1998........  30,031,494   $3,003,150    56,300    $ 5,630      5,018    $ 2,805,961    $(199,900)
                                    ==========   ==========   =======    =======     ======    ===========    =========
Issuance of common shares.........   4,059,783      405,978        --         --         --             --           --
Issuance of shares for services
  provided........................     931,294       93,129        --         --         --             --           --
Issuance of shares in connection
  with exchange of preferred
  stock...........................   1,061,690      106,169   (56,300)    (5,630)        --             --           --
Issuance of shares in connection
  with exercise of stock options,
  stock appreciation rights and
  warrants........................   6,355,771      635,577        --         --         --             --           --
Preferred stock redemption........          --           --        --         --     (5,018)    (2,805,961)          --
Payment of stockholder loans......          --           --        --         --         --             --      199,900
Net loss..........................          --           --        --         --         --             --           --
Preferred stock dividends and
  accretion.......................          --           --        --         --         --             --           --
                                    ==========   ==========   =======    =======     ======    ===========    =========
Balances December 31, 1999........  42,440,032   $4,244,004        --    $    --         --    $        --    $      --
                                    ==========   ==========   =======    =======     ======    ===========    =========
Issuance of shares in connection
  with public offering............   4,600,000      460,000        --         --         --             --           --
Issuance of shares for services...     947,000       94,700        --         --         --             --           --
Issuance of shares in connection
  with exercise of stock options &
  warrants........................   3,299,598      329,960        --         --         --             --           --
Retirement of common stock........     (58,476)      (5,848)       --         --         --             --           --
Net loss..........................          --           --        --         --         --             --           --
                                    ==========   ==========   =======    =======     ======    ===========    =========
Balance at December 31, 2000......  51,228,154   $5,122,816        --    $    --         --    $        --    $      --
                                    ==========   ==========   =======    =======     ======    ===========    =========


                                     ADDITIONAL
                                      PAID-IN-
                                      CAPITAL         DEFICIT         TOTAL
                                    ------------   -------------   ------------
Balances December 31, 1997........  $ 48,488,401   $ (51,352,388)  $ (1,566,602)
                                    ============   =============   ============
Issuance of shares in connection
  with financings.................    11,287,813              --     11,933,646
Issuance of Series B preferred
  stock...........................     2,527,723              --      5,333,684
Issuance of shares for services...       508,083              --        545,442
Issuance of shares in connection
  with exchange of preferred
  stock...........................     2,535,660              --      3,118,411
Issuance of shares in connection
  with exercise of stock
  options.........................     2,282,323              --      2,448,568
Issuance of warrants and shares in
  connection with financing
  activities......................     5,086,153              --      5,165,460
Net loss..........................            --     (22,064,154)   (22,064,154)
Preferred dividends...............            --        (479,173)      (479,173)
                                    ============   =============   ============
Balances December 31, 1998........  $ 72,716,156   $ (73,895,715)  $  4,435,282
                                    ============   =============   ============
Issuance of common shares.........    22,611,560              --     23,017,538
Issuance of shares for services
  provided........................    10,696,587              --     10,789,716
Issuance of shares in connection
  with exchange of preferred
  stock...........................            --              --        100,539
Issuance of shares in connection
  with exercise of stock options,
  stock appreciation rights and
  warrants........................    12,816,409              --     13,451,986
Preferred stock redemption........    (2,392,380)             --     (5,198,341)
Payment of stockholder loans......            --              --        199,900
Net loss..........................            --     (26,531,885)   (26,531,885)
Preferred stock dividends and
  accretion.......................            --        (494,431)      (494,431)
                                    ============   =============   ============
Balances December 31, 1999........  $116,448,332   $(100,922,031)  $ 19,770,305
                                    ============   =============   ============
Issuance of shares in connection
  with public offering............   128,909,468              --    129,369,468
Issuance of shares for services...     7,617,788              --      7,712,488
Issuance of shares in connection
  with exercise of stock options &
  warrants........................    20,937,621              --     21,267,581
Retirement of common stock........      (307,636)     (2,712,654)    (3,026,138)
Net loss..........................            --     (34,580,732)   (34,580,732)
                                    ============   =============   ============
Balance at December 31, 2000......  $273,605,573   $(138,215,417)  $140,512,972
                                    ============   =============   ============

                          ACTV, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

1. NATURE OF OPERATIONS

    We are a digital media company that provides technical and creative services, tools and proprietary applications for enhanced media, interactive TV, advertising, and personalized programming applications. We have two operating business segments, which we call Digital TV and Enhanced Media.

    We have developed proprietary technologies for each of these business segments. Our Digital TV technologies enable television programmers and advertisers to create individualized programming for digital television transmission systems. Our Enhanced Media technologies allow for the enhancement of video and audio content, including standard TV programming, with information, interactivity and games delivered through the Internet. We believe that our Digital TV technologies are unique in providing targeting, interactivity and accountability for television commercials, and in giving viewers the ability to instantly customize their viewing experiences. For the Enhanced Media market, we are a leading provider of technology and services that synchronize the delivery of television programming and Internet content. To date, all of our revenues have been generated by our Enhanced Media businesses. Revenues from our Digital TV businesses will commence in 2001.

2. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION--The Company's consolidated financial statements include the balances of its operating subsidiaries that are more than 50% owned and controlled along with Digital ADCO ("ADCO"), which is a 45.9% subsidiary controlled by the Company. All significant intercompany transactions and account balances are eliminated.

    PROPERTY AND EQUIPMENT--Property and equipment is recorded at cost and depreciated on the straight-line method over it's estimated useful lives (generally 5 years). Depreciation expense for the years ended December 31, 2000, 1999 and 1998 aggregated $2,080,420, $929,765 and $762,581, respectively.

    PATENTS AND PATENTS PENDING--The cost of patents, representing patent acquisition costs and legal costs relating to patents pending, is being amortized on a straight-line basis over the estimated economic lives of the respective patents (averaging 10 years), which is less than the statutory life of each patent. The balances at December 31, 2000 and 1999, are net of accumulated amortization of $981,248 and $391,236, respectively.

    SOFTWARE DEVELOPMENT COSTS--The Company capitalizes costs incurred for the development of software products when economic and technological feasibility of such products has been established. Capitalized software costs are amortized on a straight-line basis over the estimated useful lives of the respective products (5 years). The unamortized balance at December 31, 2000 and 1999 is net of accumulated amortization of $1,567,435 and $756,607, respectively.

    CASH EQUIVALENTS--The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

    REVENUE RECOGNITION--In businesses where the Company is delivering specific services and products, revenues are recorded as the services and products are delivered. Where software licenses are granted for a specific period of time, with related content and maintenance contracts, revenue is aggregated and amortized over the life of the license.

    EARNINGS PER SHARE--Loss per common share equals net loss divided by the weighted average number of shares of the Company's common stock outstanding during the period. The Company did not consider

                          ACTV, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

2. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the effect of stock options or convertible preferred stock upon the calculation of the loss per common share, as it would be anti-dilutive.

    LONG-LIVED ASSETS AND INTANGIBLES--In accordance with SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable, the Company reviews the carrying values of its long-lived assets and identifiable intangibles for possible impairment. The excess of the purchase cost over the fair value of net assets acquired in an acquisition (goodwill) is being amortized on a straight-line basis over a period of 10 years. The Company evaluates the realizability of goodwill based upon the expected undiscounted cash flows of the acquired business. Impairments, if any, will be recognized through a charge to operations, in the period in which the impairment is deemed to exist. The Company does not believe that any long-lived assets and intangibles have been impaired. The Company did not record impairment losses for the three years ended December 31, 2000.

    STOCK-BASED COMPENSATION--The Company applies the intrinsic-value based method of accounting prescribed by APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEE, with pro forma disclosure of net loss and EPS as if the fair-value based method prescribed by SFAS No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION had been applied.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires Management to make estimates and assumptions that effect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

    RECLASSIFICATIONS--Certain reclassifications have been made to the prior years financial statements to conform to the current year presentation.

    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS--In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, ("SFAS 133"), which becomes effective for the Company's consolidated financial statements for the year beginning January 1, 2001, (as amended by SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES-DEFERRAL OF THE EFFECTIVE DATE OF SFAS 133 and SFAS No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES). These statements establish accounting and reporting standards requiring that derivative instruments be recorded in the balance sheet as either an asset or liability measured at fair value. These statements require that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Based on the Company's current use of derivative instruments management believes the adoption of this statement will not have a material effect on the Company's consolidated financial statements.

3. MERGER AND ACQUISITION ACTIVITY

    ACQUISITION

    On August 17, 2000, the Company acquired all of the outstanding capital stock of Bottle Rocket, Inc. ("Bottle Rocket") in exchange for 272,035 shares of the Company's common stock. Bottle Rocket creates

                          ACTV, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

3. MERGER AND ACQUISITION ACTIVITY (CONTINUED) online entertainment based on proprietary technology engines for trivia, prediction, simulation, arcade-style, and multi-player games. The acquisition of Bottle Rocket has been accounted for under the pooling of interests method of accounting, and accordingly, the Company's historical consolidated financial statements have been restated to include the accounts and results of operations of Bottle Rocket.

    The results of operations previously reported by the Company, the results of operations of Bottle Rocket and the combined amounts presented in the accompanying consolidated financial statements are presented below:

                                                     YEARS ENDED DECEMBER 31,
                                                     -------------------------
                                                        1999          1998
                                                     -----------   -----------
Revenues:
ACTV...............................................  $ 2,117,938   $ 1,405,838
Bottle Rocket......................................      791,704       219,301
                                                     -----------   -----------
Combined...........................................  $ 2,909,642   $ 1,625,139
                                                     ===========   ===========
Net Loss:
ACTV...............................................  $22,883,180   $20,389,151
Bottle Rocket......................................    3,648,706     1,675,003
                                                     -----------   -----------
Combined...........................................  $26,531,886   $22,064,154
                                                     ===========   ===========

    There were no eliminations or other adjustments to historical financial statements or significant non-recurring charges as a result of this transaction. The revenues and net loss of Bottle Rocket were $1,469,513 and $1,337,854, respectively, from January 1, 2000 to August 17, 2000. Bottle Rocket had no operations prior to 1997.

4. PROPERTY AND EQUIPMENT

    Property and equipment--net at December 31, 2000 and 1999 consisted of the following (at cost):

                                                         2000          1999
                                                      -----------   ----------
Machinery and equipment.............................  $ 8,138,082   $5,181,941
Office furniture and fixtures.......................    3,253,895      837,207
Leasehold improvements..............................    5,992,172      428,132
                                                      -----------   ----------
Total...............................................  $17,384,149   $6,447,280
Less accumulated depreciation and amortization......   (4,755,917)  (2,677,085)
                                                      -----------   ----------
      Total.........................................  $12,628,232   $3,770,195
                                                      ===========   ==========

                          ACTV, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

5. FINANCING ACTIVITIES

    COMMON STOCK FINANCING

    During the years ended December 31, 2000, 1999 and 1998, the Company raised approximately $129.4, $18.9 and $10.6 million from sales of common stock to private institutional investors and from the exercise of stock options and warrants, totaling approximately $21.3, $13.5 and $2.4 million.

    On February 3, 2000, we completed a follow-on offering of 4.6 million common shares, including 0.6 million common shares to cover the over-allotments of our underwriters, Credit Suisse First Boston, Bear Stearns & Co. Inc., Lehman Brothers, and Salomon Smith Barney. The 4.6 million total common shares were priced to the public at $30 per share, for total gross proceeds of $138 million. We paid underwriting discounts and commissions of $1.80 per share or $8.28 million, resulting in net proceeds of $28.20 per share, or $129.4 million.

    On March 27, 2000 Liberty Digital, Inc. invested an additional $20 million in us, increasing its investment to 16% by exercising a warrant granted in March 1999.

    PREFERRED STOCK FINANCING

    During 1996, the Company raised approximately $11.0 million net from the proceeds of a private placement of common stock and 5% exchangeable preferred stock issued by the Company's wholly-owned subsidiary. This exchangeable preferred stock was convertible into common stock of ACTV, Inc., beginning January 1, 1997, at varying discounts to the market price of common stock. The exchangeable preferred stock was convertible into shares of common stock at a discounted conversion price. The discount ranged from 14% to a maximum of 30.375%. The extent of the beneficial conversion feature was approximately
$4.0 million, representing the maximum difference between the discounted conversion price and the prevailing market price of the common stock. Preferred stock accretion of $2.5 million was recorded and included as minority interest for the year ended December 31, 1997. As of December 31, 1998, all of the exchangeable preferred stock had been converted.

    In November 1998, ACTV issued Series B convertible preferred stock
("Series B Stock"), common stock, and warrants to purchase approximately
1.95 million shares of common stock at $2.00 per share as a partial exchange for approximately 179,000 shares of the subsidiary exchangeable preferred stock. The excess of the fair value of this consideration over the carrying value of the exchangeable preferred stock for which the Series B Stock was issued is included in minority interest subsidiary preferred stock dividend and accretion in the accompanying statement of operations. The Series B Stock was fully redeemable by ACTV at any time at a 10% premium above face value plus accrued dividends. The holders of the Series B Stock were prohibited from converting any shares into common stock through November 13, 1999. Beginning November 13, 1999, the number of shares issued upon conversion was to be determined by dividing the liquidation value of $1,000 plus accrued dividends by the conversion price of $2.00 per common share. Beginning February 13, 2000, the number of shares issued upon conversion was to be determined by dividing the liquidation value of $1,000 plus accrued dividends by the conversion price of $1.33 per common share. The beneficial conversion feature related to the possible conversion of the Series B Stock at $1.33 per share, which equaled $2,527,723 at the issuance date, was attributed to additional paid-in-capital and was being accounted for as a charge to net loss applicable to common stockholders over the period from issuance through February 13, 2000. During May 1999, ACTV redeemed all of the outstanding Series B Stock for a total of approximately $5.8 million. The
Series B Stock had been

                          ACTV, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

5. FINANCING ACTIVITIES (CONTINUED)
convertible into common stock at $2.00 per share beginning in November 1998. ACTV effectively redeemed the Series B Stock at an equivalent of $2.20 per common stock share, a price significantly less than the market price at the time of the redemption. The redemption avoided the possible future issuance of more than 2.8 million shares of common stock.

    DEBT FINANCING

    In January 1998, the Company issued $5.0 million aggregate principal amount notes. The notes had an interest rate of 13.0% per annum, payable semi-annually, with principal repayment in one installment on June 30, 2003. The Company had the option to pay any four semi-annual interest payments in kind rather than in cash, with an increase in the rate applicable to such payments in kind to 13.75% per annum. The Company chose to make the first two semi-annual interest payments (June 30, 1998 and December 31, 1998) in kind. In connection with the note, the holders received on January 14, 1998 a common stock purchase warrant (The "Warrant") of Texas Network that granted the holders either the right to purchase up to 17.5% of the fully-diluted shares of common stock of Texas Network or, through July 14, 1999, to exchange the Warrant for such number of shares of the Company's common stock, at the time of and giving effect to such exchange, that were equal to 5.5% of the fully diluted number of shares of common stock outstanding.

    For accounting purposes, the Company allocated approximately $1.4 million to the value of the Warrant, based on the market value of the Company's common stock into which the Warrant was convertible at issuance. The Warrant was included outside of Consolidated Stockholders' Equity due to its cash put feature and the notes were recorded at a value of proceeds received less the value attributed to the Warrant. The difference between the recorded value of the notes and their principal value was being amortized as additional interest expense over the life of the notes. The Warrant was exchanged and exercised for the Company's common stock during the first quarter of 1999.

    On April 3, 2000, the Company repaid certain notes in full, thereby incurring a loss on extinguishment of debt that was recorded as an extraordinary item in the quarter ended June 30, 2000. The extraordinary loss includes a prepayment premium of $369,632, and the unamortized original issue discount and deferred issue costs of $819,294 and $222,213, respectively, for a total loss of $1,411,139, or $0.03 per share.

    CONVERTIBLE PREFERRED STOCK

    At December 31, 1999, the Company was authorized to issue 1,000,000 shares of blank check preferred stock, par value $0.10 per share, of which 120,000 shares were designated Series A Convertible Preferred Stock and 6,110 shares were designated Series B Stock. There were 86,200 and 56,300 shares of Series A Preferred outstanding at December 31, 1997 and 1998, respectively. Prior to December 31, 1999, the holders converted all of the outstanding shares of Series A preferred stock and the Company cancelled the Series A designation. There were 0 and 5,018 shares of Series B Stock issued and outstanding as of December 31, 1997 and 1998, respectively. The Company redeemed all of the Series B Stock in May 1999 and cancelled the Series B Stock designation.

                          ACTV, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

5. FINANCING ACTIVITIES (CONTINUED)
    PREFERRED STOCK RIGHTS AGREEMENT

    Our policy is and has been to license our technology and arrange joint ventures for its use in a number of different industries. In August 2000, our Board of Directors adopted a Preferred Stock Rights Agreement, which gives our Board of Directors certain alternative courses of action if a potential acquirer of 15% or more of our common stock is deemed unlikely to further such policy or if such potential acquirer is deemed likely to act inconsistently with the best interests of our stockholders. Pursuant to the Preferred Stock Rights Agreement, we could distribute certain preferred stock purchase rights to our current stockholders. These rights would become exercisable if an outside party became the beneficial owner of 15% or more of our issued and outstanding common stock, unless our Board of Directors determines to defer the exercise of, or redeem, such rights. The potential acquirer's rights under the Preferred Stock Rights Agreement will be null and void. Once exercisable, each preferred stock purchase right would entitle the holder thereof to purchase .001 of a share of our Series C Preferred Stock at an exercise price of $0.00001 per share. Each share of our Series C Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of our stockholders. Once issued our Board of Directors could vote to exchange the preferred stock purchase rights for shares of our common stock. A potential acquirer may be discouraged from completing an acquisition if it could not be assured of having control of us.

    Our Bylaws provide that only a majority of the Board of Directors or the Chairman of the Board may call a special meeting of the stockholders. In addition, our certificate of incorporation permits our Board of Directors to have us designate and issue, without stockholder approval, preferred stock with voting, conversion and other rights and preferences that could differentially and adversely affect the voting power or other rights of the holders of our common stock. Our issuance of preferred stock or of rights to purchase preferred stock could also be used to discourage an unsolicited acquisition proposal.

    ACTV Entertainment, Inc. ("Entertainment") and HyperTV Networks, Inc. are subsidiaries of ACTV, Inc. In part as an anti-takeover defense, in 1997 and 1998 Entertainment and HyperTV granted stock options for their respective Class B common shares to a limited number of their officers and employees, which Class B stock options--as amended in December, 1999--were to become exercisable only upon a "change of control" of ACTV, Inc., as the term "change of control" was defined in those options. Effective October 2, 2000, all of those Class B stock options were terminated, with the result that there are no options outstanding at this date with respect to any of the Class B shares of either Entertainment or HyperTV.

                          ACTV, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

6. STOCK OPTIONS AND WARRANTS

    At December 31, 2000, the Company had reserved shares of Common Stock for issuance as follows:

                                                            GRANTED (NET OF
                                               AUTHORIZED   CANCELLATIONS)    EXERCISED    OUTSTANDING
                                               ----------   ---------------   ----------   -----------
1989 Non-Qualified Stock Option Plan.........    100,000           91,500         82,000        9,500
1996 Qualified Stock Option Plan.............    500,000          493,484        331,214      162,270
1998 Qualified Stock Option Plan.............    900,000          802,167        170,161      632,006
1999 Qualified Stock Option Plan.............  1,500,000        1,412,667        113,814    1,298,853
2000 Qualified Stock Option Plan.............  4,000,000        3,379,665         15,822    3,363,843
Options and warrants granted outside of
  formal plans...............................                  23,578,108     10,970,129   12,607,979
                                                                                           ----------
        Total................................                                              18,074,451
                                                                                           ==========

    In August 1989, the Board of Directors approved a Non-Qualified Stock Option Plan providing for the granting to employees, officers, directors, consultants and independent contractors options to purchase shares of common stock. The Non-Qualified Plan stipulates that the option price not be less than fair market value at the date of grant, or such other price as the Board may determine.

    During the years 2000, 1999, 1998 and 1996 the Board of Directors approved stock option plans providing for stock option grants to employees and others who provide significant services to the Company.

    At December 31, 2000, the Company also had outstanding options and warrants not issued pursuant to a formal plan that were issued to directors, certain employees, and consultants and pursuant to financing transactions for the purchase of common stock. The prices of these options and warrants range from $0.82 to $153.32 per share; they have expiration dates in the years 2001 through 2010. The options and warrants granted are not part of the stock option plans discussed above.

    A summary of the status of the Company's stock options as of December 31, 2000, 1999 and 1998 is as follows:

                                                             2000                    1999                   1998
                                                             WTD.                    WTD.                   WTD.
                                                             AVG.                    AVG.                   AVG.
                                                 2000       EXER.        1999       EXER.       1998       EXER.
                                                SHARES      PRICE       SHARES      PRICE      SHARES      PRICE
                                              ----------   --------   ----------   --------   ---------   --------
Outstanding at beginning of period..........  16,736,838               7,850,007              3,539,218
Options and warrants granted................   4,698,976    $ 8.87    14,863,501    $8.20     6,376,073    $1.91
Options and warrants exercised..............   3,247,196    $ 6.74     5,801,670    $1.98     1,844,951    $1.64
Options and warrants terminated.............     114,167    $11.75       175,000    $4.00       220,333    $2.86
                                              ----------    ------    ----------    -----     ---------    -----
Outstanding at end of period................  18,074,451    $ 7.55    16,736,838    $7.44     7,850,007    $1.90
                                              ----------    ------    ----------    -----     ---------    -----
Options and warrants exercisable at end of
  period....................................  10,061,021    $ 8.28     9,369,330    $9.08     5,782,275    $1.99

                          ACTV, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

6. STOCK OPTIONS AND WARRANTS (CONTINUED)

    The following table summarizes information about stock options outstanding at December 31, 2000:

                                          WEIGHTED
                                           AVERAGE     WEIGHTED                    WEIGHTED
                            NUMBER        REMAINING    AVERAGE        NUMBER       AVERAGE
      RANGE OF          OUTSTANDING AT   CONTRACTUAL   EXERCISE   EXERCISABLE AT   EXERCISE
   EXERCISE PRICES        12/31/2000        LIFE        PRICE       12/31/2000      PRICE
   ---------------      --------------   -----------   --------   --------------   --------
  $ 0.00 to   4.00        6,684,892       4.2 Years     $ 1.60       4,601,288     $  1.58
  $ 4.01 to   8.00        4,141,505       5.3 Years     $ 6.89         100,501     $  6.05
  $ 8.01 to  12.00        1,154,900       3.8 Years     $ 9.81         308,574     $  9.11
  $12.01 to  16.00        6,067,000       2.3 Years     $13.91       5,030,503     $ 14.00
  $16.01 to 200.00           26,154       4.9 Years     $88.90          20,155     $108.78

    The weighted average fair value of options granted during 2000, 1999 and 1998 was $8.87, $5.85 and $.97 per share, respectively, excluding the value of options granted and terminated within the year. In the case of each issuance, options were issued at an exercise price that was higher than the fair market value of the Company's common stock on the date of grant. The Company applies APB No. 25 and related Interpretations in accounting for its stock option and purchase plans. Accordingly, no compensation cost has been recognized for option issuances. Had compensation cost for the Company's option issuances been determined based on the fair value at the grant dates consistent with the method of FASB Statement 123, the Company's net loss and loss per basic and diluted share for the years ended December 31, 2000, 1999, and 1998 would have been increased to the pro forma amounts indicated below:

                                            NET LOSS TO COMMON STOCKHOLDERS
                                        ---------------------------------------
                                           2000          1999          1998
                                        -----------   -----------   -----------
As reported...........................  $34,580,732   $27,026,316   $22,543,327
Pro forma.............................  $57,246,880   $29,429,133   $23,978,803

                                         NET LOSS PER BASIC AND DILUTED COMMON SHARE
                                        ---------------------------------------------
As reported...........................   $      0.70     $      0.70     $      1.04
Pro forma.............................   $      1.16     $      0.76     $      1.11

    The Company estimated the fair value of options issued during 2000, 1999, and 1998 on the date of each grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividend yield, expected volatility for 2000, 1999, 1998 of 122.4%, 94.4% and 49.5%, respectively, and a risk free interest rate of 6% for all years.

7. STOCK APPRECIATION RIGHTS PLANS

    As of December 31, 1998, the Company had granted 896,000 outstanding Stock Appreciation Rights ("SARs") (with an exercise price of $1.50 per share). The SARs expired between 2001 and 2006. Under the 1996 SARs Plan, as of
December 31, 1998, the Company had granted 380,000 outstanding SARs (with an exercise price of $1.50 per share) to six employees. The SARs expired between 2002 and 2006. During 1998, no SARs were exercised.

    The Company's balance sheets at December 31, 1999 and December 31, 1998, reflect expense accruals of $0 and $2.0 million, respectively, related to the Company's SARs plan. In May 1999, three directors

                          ACTV, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

7. STOCK APPRECIATION RIGHTS PLANS (CONTINUED) agreed to retroactively exercise their vested SARs for unregistered shares of common stock, based upon the closing market price of $3 15/16 on January 4, 1999. As a result, the SARs expense for the first quarter of 1999 was approximately $3.2 million less than it would have been otherwise. In
September 1999, all remaining SARs were converted into options that became part of the Company's 1999 Option Plan. In 1999, this conversion resulted in expense of $1.3 million with an additional charge of $381,000 to future periods when the corresponding options vest. In September 1999, the Company exchanged all of the outstanding SARs for stock options with the same exercise prices and vesting dates and cancelled its SAR plans. To account for this exchange, for the year ended December 31, 1999, the Company simultaneously incurred non-cash compensation expense of $1,254,000 as a component of selling and administrative expense and non-cash income of $2.6 million from the elimination of the related SAR liability. Additionally, the Company incurred a $381,000 non-cash charge to deferred expenses for rights that had not vested as of December 31, 1999.

    The stock appreciation rights expense for the periods ended December 31, 1999 and 1998 was $1,950,330 and $2,000,062, respectively. In September 1999, all remaining SARs were converted into options under our 1999 option plan. Deferred expenses were recorded related to SARs that had not yet vested. In May 2000, we recognized $306,000 of those deferred expenses as period costs.

8. INCOME TAXES

    The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, ACCOUNTING FOR INCOME TAXES.

    Deferred income taxes reflect the net tax effects at an effective tax rate of 35.33% of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carryforwards. The tax effects of significant items comprising the Company's net deferred tax asset as of December 31, 2000, 1999 and 1998 are as follows:

                                                           2000          1999          1998
                                                        -----------   -----------   -----------
Deferred tax assets:
  Operating loss carryforwards........................  $40,683,955   $27,388,791   $20,254,782
  Differences between book and tax basis of
    property..........................................      747,216     1,561,275       852,587
                                                        -----------   -----------   -----------
                                                         41,431,171    28,950,066    21,107,369
Deferred tax liabilities:
  Differences between book and tax basis of
    property..........................................     (483,785)     (305,561)     (454,618)
                                                        -----------   -----------   -----------
                                                         40,947,386    28,644,505    20,652,751
Valuation Allowance...................................  (40,947,386)  (28,644,505)  (20,652,751)
                                                        -----------   -----------   -----------
Net deferred tax asset................................  $         0   $         0   $         0
                                                        ===========   ===========   ===========

    The increase in the valuation allowance for the years ended December 31, 2000 and 1999, was approximately $12.3 and $8.0 million, respectively. There was no provision or benefit for federal income taxes as a result of the net operating loss in the current year.

                          ACTV, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

8. INCOME TAXES (CONTINUED)
    Section 382 of the Internal Revenue Code of 1986, as amended, limits the ability of a corporation that undergoes an "ownership change" to use its net operating losses to reduce its tax liability. In the event of an ownership change, we would not be able use our pre-ownership-change net operating losses in excess of the limitation imposed by Section 382. This limitation generally would be calculated by multiplying the value of our stock immediately before the ownership change by the long term federal rate.

    At December 31, 2000 and 1999, the Company had Federal net operating loss ("NOL") carryovers of approximately $115.2 and $77.5 million, respectively. These carryovers will expire between the years 2001 and 2020.

    During 2000, the Company entered into an investment that created a foreign subsidiary called Digital ADCO International. Although there are no material tax implications currently, the investment may result in an income tax liability that is not limited by the Company's existing NOL.

9. RETIREMENT PLAN

    The Company sponsors a 401(k) savings plan for employees who have completed at least one full year of service. The Company has a policy of matching employee 401(k) deferrals, dollar for dollar, up to the first 5% of the participating employee's annual compensation. Percentage vesting of the matching contributions is based on an employee's term of service with the Company, starting at 20% for employees with more than two years of service, and increasing ratably to 100% for employees with more than six years of service. To date, the Company has made all such contributions in the form of its common stock. In 2000, 1999 and 1998, the Company contributed the common stock equivalent of $247,275, $154,565 and $132,162 respectively.

10. COMMITMENTS

    At December 31, 2000, future aggregate minimum lease commitments under non-cancelable operating leases, were as follows:

YEAR                                                          COMMITMENT
----                                                          -----------
2001........................................................  $ 2,635,562
2002........................................................    2,731,185
2003........................................................    2,734,351
2004........................................................    2,640,706
2005........................................................    2,508,499
Thereafter..................................................   28,159,327
                                                              -----------
Total.......................................................  $41,409,630
                                                              ===========

    The leases contain customary escalation clauses, based principally on real estate taxes. Rent expense related to these leases for the years ended December 31, 2000, 1999 and 1998 aggregated $1,240,625, $577,956 and $476,513, respectively.

                          ACTV, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

11. CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and receivables. Concentrations of risk with respect to trade receivables exist because of the relatively few companies or other organizations with which the Company currently does business. The Company attempts to limit these risks by closely monitoring the credit of those to whom it is contemplating providing its products, and continuing such credit monitoring activities and other collection activities throughout the payment period. In certain instances, the Company will further minimize concentrations of credit risks by requiring partial advance payments for the products provided. The Company's temporary cash investments consist of investments with high quality financial institutions.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company acquired a warrant to purchase common shares of Liberty Livewire LLC as described in Note 14. The carrying amounts of other financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximated fair value because of their short maturity.

13. SEGMENT REPORTING

    We have two principal business segments. The Digital Television segment, which includes Digital ADCO, develops and markets technologies which enables interactive television and advertising.

    The Enhanced Media segment, which includes HyperTV, Bottle Rocket, and Media Online Services, develops and markets technologies for the convergence of the Internet and television, for Internet gaming and for streaming media applications.

    Individual customers accounted for more than 10% of the Company's revenues during the years ended 2000, 1999 and 1998. For the year ended December 31, 2000, two individual customers accounted for the following percentages of sales:
23% and 23%. For the year ended December 31, 1999, four individual customers accounted for the following percentages of sales: 10%, 10%, 11%, and 12%. For the year ended December 31, 1998, two individual customers accounted for the following percentages of sales: 12% and 35%.

                          ACTV, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

13. SEGMENT REPORTING (CONTINUED)
    Information concerning the Company's business segments in 2000, 1999 and 1998 is as follows:

                                                          2000           1999           1998
                                                      ------------   ------------   ------------
REVENUES
Digital Television..................................  $         --   $         --   $         --
Enhanced Media......................................     8,016,453      2,909,642      1,625,139
                                                      ------------   ------------   ------------
Total...............................................  $  8,016,453   $  2,909,642   $  1,625,139
                                                      ============   ============   ============
DEPRECIATION & AMORTIZATION
Digital Television..................................  $  1,675,433   $    891,729   $    763,241
Enhanced Media......................................     1,183,473        565,466        231,324
Unallocated corporate...............................     1,048,724        660,901        563,151
                                                      ------------   ------------   ------------
Total...............................................  $  3,907,631   $  2,118,096   $  1,557,716
                                                      ============   ============   ============
INTEREST INCOME (EXPENSE)
Digital Television..................................  $    (29,229)  $ (1,014,617)  $   (850,770)
Enhanced Media......................................         4,709         15,872         14,048
Unallocated corporate...............................     7,466,830        420,358         94,403
                                                      ------------   ------------   ------------
Total...............................................  $  7,442,310   $   (578,387)  $   (742,319)
                                                      ============   ============   ============
NET LOSS BEFORE EXTRAORDINARY ITEM
Digital Television..................................  $ (7,453,433)  $ (6,203,020)  $ (5,273,173)
Enhanced Media......................................   (14,146,874)    (8,069,935)    (3,695,231)
Unallocated corporate...............................   (11,569,286)   (12,258,930)   (13,095,750)
                                                      ------------   ------------   ------------
Total...............................................  $(33,169,593)  $(26,531,885)  $(22,064,154)
                                                      ============   ============   ============
CAPITAL EXPENDITURES
Digital Television..................................  $  4,219,555   $  2,030,469   $    947,710
Enhanced Media......................................     2,490,859      3,179,536        443,190
Unallocated corporate...............................     6,683,747      6,110,909        618,495
                                                      ------------   ------------   ------------
Total...............................................  $ 13,394,161   $ 11,320,914   $  2,009,395
                                                      ============   ============   ============
TOTAL ASSETS
Digital Television..................................  $ 17,010,470   $  6,244,009   $  4,708,444
Enhanced Media......................................    83,127,887      6,000,980      1,377,728
Unallocated corporate...............................   136,013,829     17,195,405      7,646,773
                                                      ------------   ------------   ------------
Total...............................................  $236,152,186   $ 29,440,394   $ 13,732,945
                                                      ============   ============   ============

14. INVESTMENTS

    In 2000, the Company entered into various strategic equity investments in privately held companies that operate in its industry. At December 31, 2000, the investments are stated at cost, aggregating $3,250,000. We do not exercise effective control or significant influence over operations for any of these

                          ACTV, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

14. INVESTMENTS (CONTINUED)
strategic equity investments. The Company wrote-off an investment totaling $750,000 during 2000, which is recorded in selling and administrative expenses.

    The Company and Liberty Livewire LLC, a unit of Liberty Livewire Corporation ("Livewire") (formerly known as Todd AO Corporation), entered into a joint marketing venture "HyperTV-Registered Trademark- with Livewire" on April 13, 2000. HyperTV with Livewire uses ACTV's patented HyperTV convergence technology to combine the emotive power of television with the interactivity of the Internet, and provides turnkey convergence services, including application hosting, web authoring services, data management, e-commerce and other value-added services for advertisers, television programmers, studios and networks.

    The Company received a warrant ("Livewire Warrant") to acquire 2,500,000 shares of Livewire at $30 per share in connection with entering into the joint marketing agreement. The warrant becomes exercisable at the rate of 500,000 shares per year, commencing on April 13, 2001, includes certain registration rights, and may be exercised until March 31, 2015. With certain exceptions, the warrant is not transferable. The Company has recorded an investment and deferred revenue in the amount of $76,016,175, the estimated value of the warrant at April 13, 2000. The estimated value of the warrant was $17,300,000 at December 31, 2000. The Company estimated the value of the warrant using the Black-Scholes pricing model with a risk free rate of 6.5%, a volatility of 80% and assuming no cash dividends. For accounting purposes, the Company will periodically estimate the value of the warrant. Any change in estimated value attributable to shares that are both exercisable and are expected to become registered within one year will be recorded through increases or decreases in Other Comprehensive Income. The deferred income recorded by the Company is being amortized into income over a period of 21 years, the contractual term of the joint marketing venture.

15. EXECUTIVE COMPENSATION

    For the years ended December 31, 2000 and 1999, the Company incurred
$6.9 million and $3.1 million, respectively, of compensation expense in connection with an executive bonus plan. Pursuant to this plan, supplemental compensation is measured as of March 31, and is based on changes in the market value of our common stock. Payment is made in unregistered securities, and future compensation to be recognized is contingent on continued employment of the executive and subject to forfeiture.

16. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

    The consolidated financial statements at December 31, 2000 and 1999, reflect non-cash activity during the years ended December 31, 2000 and 1999, that relate to stock appreciation rights, notes and stock issued in lieu of cash compensation, preferred stock accretions and revenue in connection with the Livewire Warrant.

    The Company made no cash payments of interest or income taxes during the year ended December 31, 1998. During the years ended December 31, 2000 and 1999, the Company made cash interest payments of $204,976 and $739,263, respectively, primarily related to the $5.0 million original fair value note, and no cash payments of income tax.

                          ACTV, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

17. DIGITAL ADCO

    We record minority interest resulting from Digital ADCO. Digital ADCO was formed in November 1999 and co-founded by ACTV, Inc. and Motorola Broadband. Digital ADCO develops and markets applications for the delivery of addressable advertising. Under the terms of our agreement with Motorola Broadband, we licensed five of our patents to Digital ADCO, and Motorola Broadband licensed six of its patents and made a capital commitment to Digital ADCO. On
September 6, 2000, Digital ADCO, Inc., a subsidiary of ACTV, Inc. and General Instrument Corporation, a subsidiary of Motorola Broadband Communications, announced the completion of a direct minority investment by OpenTV Corp. Digital ADCO, Inc. and OpenTV Corp. have joined to create a new subsidiary named SpotOn International Ltd to license and exploit Digital ADCO's technology outside the U.S., Canada and Mexico. During August 2000, OpenTV made a capital contribution and contributed patents on a non-exclusive basis to Digital ADCO. Additionally, Digital ADCO International was formed to license and distribute products and services outside of North America and other western hemisphere countries. Digital ADCO, Inc.'s issued and outstanding shares of capital stock presently consist of Class A common stock, having one vote per share and Class B common stock, having 25 votes per share. All of Digital ADCO's issued and outstanding shares are presently held by three investors. OpenTV currently owns the issued and outstanding Class A common shares. ACTV, Inc. and Motorola Broadband, the co-founders of Digital ADCO, own the issued and outstanding Class B common shares. ACTV, Inc. currently owns 45.9% of Digital ADCO and exercises voting control.

    For the periods ended December 31, 2000 and 1999, we allocated losses in the amount of $1,622,957 and $588, respectively, from Digital ADCO to Motorola Broadband and OpenTV.

18. SUBSEQUENT EVENT

    During March 2001, the Company acquired all of the assets and business of Intellocity, Inc., ("Intellocity") a technology and engineering solutions provider focusing on the interactive television market. The Company acquired Intellocity for 4,007,890 shares of the Company's common stock, aggregating $23.2 million and issued options to purchase 762,665 shares of the Company's common stock valued at $4.3 million, for an aggregate purchase price of $27.5 million. The Company could make an additional payment of up to
1.5 million shares and options contingent upon Intellocity achieving certain performance targets for the year ended December 31, 2001. Intellocity shareholders are subject to provisions restricting the sale of the ACTV stock, which range over 4 years. The acquisition will be accounted for under the purchase method of accounting in the first quarter of 2001.

    14.(A)2.  FINANCIAL STATEMENT SCHEDULE

    The following Financial Statement Schedule for the years ended December 31, 2000, December 31, 1999 and December 31, 1998 is filed as part of this Annual Report.

                          ACTV, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

18. SUBSEQUENT EVENT (CONTINUED)
    Schedule II--Valuation and Qualifying Accounts and Reserves

                                            COLUMN B           COLUMN C            COLUMN D     COLUMN E
                                           ----------   -----------------------   ----------   ----------
                                           BALANCE AT   CHARGED TO   CHARGED TO                BALANCE AT
                                           BEGINNING    COSTS AND      OTHER                      END
DESCRIPTION                                OF PERIOD     EXPENSES     ACCOUNTS    DEDUCTIONS   OF PERIOD
-----------                                ----------   ----------   ----------   ----------   ----------
  Year ended 12/31/98:
Accounts receivable allowance for
  doubtful accounts......................    $43,188           --           --      $43,188           --
  Year ended 12/31/99:
Accounts receivable allowance for
  doubtful accounts......................         --           --           --           --           --
  Year ended 12/31/00:
Accounts receivable allowance for
  doubtful accounts......................         --      $68,600           --      $48,600      $20,000

    During 1999, there were no changes to either the accounts receivable allowance or investment loss reserve. Uncollectable accounts receivables in the amount of $43,188 were written off in 1998.

                                                                      APPENDIX B

                                   ACTV, INC.
                           2001 STOCK INCENTIVE PLAN

1. THE PLAN

    A) PURPOSE. This ACTV, Inc. 2001 Stock Incentive Plan (the "Plan") is intended to benefit the stockholders of ACTV, Inc. (the "Company") by providing a means to attract, retain and reward individuals who can and do contribute to the longer-term financial success of the Company. Further, the recipients of stock-based awards under the Plan should identify their success with that of the Company's shareholders and therefore will be encouraged to increase their proprietary interest in the Company.

    B) EFFECTIVE DATE. To serve this purpose, the Plan will become effective upon its approval by the affirmative vote of a majority of the votes cast at the Company's 2001 Annual Meeting of Stockholders.

2. ADMINISTRATION

    A) COMMITTEE. The Plan shall be administered by a Committee, appointed by the Board of Directors of the Company (the "Board"), which shall consist of no less than two of its members, all of whom shall not be employees of the Company (the "Committee"). The Committee may delegate certain responsibilities and powers to any executive officer or officers selected by it. Any such delegation may be revoked by the Committee at any time.

    B) POWERS AND AUTHORITY. The Committee's powers and authority include, but are not limited to: (i) selecting individuals, who are either employees of the Company and any subsidiary of the Company or other entity in which the Company has a significant equity or other interest as determined by the Committee, or non-employee members of the Board or independent consultants or other persons who perform services for or on behalf of the Company, to receive awards;
(ii) determining the types and terms and conditions of all awards granted, including performance and other earnout and/or vesting contingencies;
(iii) permitting transferability of awards to eligible third parties;
(iv) interpreting the Plan's provisions; and (v) administering the Plan in a manner that is consistent with its purpose. The Committee's decision in carrying out the Plan and its interpretation and construction of any provisions of the Plan or any award granted or agreement or other instrument executed under it shall be final and binding upon all persons. No members of the Board shall be liable for any action or determination made in good faith in administering the Plan.

    C) AWARD PRICES. All awards denominated or made in shares of Common Stock of the Company (the "Shares") shall use as the per Share price the last sale price of a Share as reported by the principal exchange on which the Shares are traded or listed for trading, on the applicable date as determined by the Committee, or if Shares are not traded on such date, the last sale price on the next preceding day on which such Shares are traded. The applicable date shall be the day on which the award is granted (or other Plan transaction occurs), except that the Committee may provide that the applicable date may be (i) the day on which an award recipient was hired, promoted or such similar singular event occurred, provided that the grant of such award occurs within 90 days following such applicable date; or (ii) in the case of a stock option or stock appreciation right granted retroactively in tandem with or as a substitution for another previously granted stock option or stock appreciation right, the applicable date for such prior award.

3. SHARES SUBJECT TO THE PLAN AND ADJUSTMENTS

    A) MAXIMUM SHARES AVAILABLE FOR DELIVERY.  Subject to adjustments under
Section 3(d), the maximum number of Shares that may be delivered to participants and their beneficiaries under the Plan shall be equal to the sum of (i) one million five hundred thousand (1,500,000); and (ii) any Shares that are represented by awards previously granted whether under a prior plan of the Company or otherwise, which are forfeited, expire or are canceled without the delivery of Shares or which result in the forfeiture of Shares back to the Company. In addition, any Shares delivered under the Plan or any prior plan of the Company which are forfeited back to the Company because of the failure to meet an award contingency or condition shall again be available for delivery pursuant to new awards granted under the Plan. Any Shares covered by an award (or portion of an award) granted under the Plan or any prior plan of the Company, which is forfeited or canceled, expires or is settled in cash, including the settlement of tax withholding obligations using Shares, shall be deemed not to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Likewise, if any stock option is exercised by tendering Shares, either actually or by attestation, to the Company as full or partial payment for such exercise under this Plan or any prior plan of the Company, only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Further, Shares issued under the Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of the Company acquiring another entity shall not reduce the maximum number of Shares available for delivery under the Plan. In addition, shares available for delivery in settlement of awards under the Plan may be increased by the Board by the number of shares purchased or acquired by the Company using amounts equivalent to the cash proceeds received by the Company from the exercise of stock options, granted under any plan of the Company, occurring after January 1, 2001.

    B) OTHER PLAN LIMITS. Subject to adjustment under Section 3(d), the following additional maximums are imposed under the Plan. If a payment under
Section 4(d) is made in Shares, the value of such Shares for determining this maximum individual payment amount will be the closing price of a Share on the first day of the applicable performance period. A specified performance period for purposes of this performance goal payment limit shall not exceed a sixty
(60) consecutive month period.

    C) PAYMENT SHARES. Subject to the overall limitation on the number of Shares that may be delivered under the Plan, the Committee may, in addition to granting awards under Section 4, use available Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company, including those of any entity acquired by the Company.

    D) ADJUSTMENTS FOR CORPORATE TRANSACTIONS.

        (i) The Committee may determine that a corporate transaction has affected the price per Share such that an adjustment or adjustments to outstanding awards are required to preserve (or prevent enlargement of) the benefits or potential benefits intended at time of grant. For this purpose a corporate transaction will include, but is not limited to, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, or other similar occurrence. In the event of such a corporate transaction, the Committee shall, in such manner as the Committee deems equitable, adjust (i) the number and kind of shares which may be delivered under the Plan pursuant to Sections 3(a) and 3(b); (ii) the number and kind of shares subject to outstanding awards; and (iii) the exercise price of outstanding stock options and stock appreciation rights.

        (ii) In the event that the Company is not the surviving company of a merger, consolidation or amalgamation with another company, or in the event of a liquidation or reorganization of the Company, and in the absence of the surviving corporation's assumption of outstanding awards made under the Plan, the Committee may provide for appropriate adjustments and/or settlements of such grants either at the time of grant or at a subsequent date. The Committee may also provide for adjustments and/or settlements of outstanding awards as it deems appropriate and consistent with the Plan's purpose in the event of any other change-in-control of the Company.

4. TYPES OF AWARDS

    A) GENERAL. An award may be granted singularly, in combination with another award(s) or in tandem whereby exercise or vesting of one award held by a participant cancels another award held by the participant. Subject to the limitations of Section 2(c), an award may be granted as an alternative to or replacement of an existing award under the Plan or under any other compensation plans or arrangements of the Company, including the plan of any entity acquired by the Company. The types of awards that may be granted under the Plan include:

    B) STOCK OPTION. A stock option represents a right to purchase a specified number of Shares during a specified period at a price per Share which is no less than one hundred percent (100%) of the per Share amount stipulated by
Section 2(c). A stock option may be in the form of an incentive stock option or in another form that may or may not qualify for favorable federal income tax treatment. The Shares covered by a stock option may be purchased by means of a cash payment or such other means as the Committee may from time-to-time permit, including (i) tendering (either actually or by attestation) Shares valued using the market price at the time of exercise, (ii) authorizing a third party to sell Shares (or a sufficient portion thereof) acquired upon exercise of a stock option and to remit to the Company a sufficient portion of the sale proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise; (iii) by converting Shares subject to Options granted hereunder having a value equal to the exercise price of the Options being exercised on such terms and conditions as the Committee determines; or (iv) any combination of the above.

    C) STOCK APPRECIATION RIGHT. A stock appreciation right is a right to receive a payment in cash, Shares or a combination, equal to the excess of the aggregate market price at time of exercise of a specified number of Shares over the aggregate exercise price of the stock appreciation right being exercised. The longest term a stock appreciation right may be outstanding shall be 11 years. Such exercise price shall be based on one hundred percent (100%) of the per Share amount stipulated by Section 2(c).

    D) STOCK AWARD. A stock award is a grant of Shares or of a right to receive Shares (or their cash equivalent or a combination of both) in the future. Stock awards shall be earned and vest in accordance with provisions established by the Committee and shall be governed by whatever conditions, restrictions and contingencies the Committee shall determine. These may include continuous service and/or the achievement of performance goals. The performance goals that may be used by the Committee for such awards shall consist of: operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, revenues, market share, shareholder return and/or value, stock price, working capital and growth rates for each of the foregoing. Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement shall exclude: gains or losses on operating asset sales or dispositions; asset write-downs; litigation or claim judgments or settlements; effect of changes in tax law or rate on deferred tax liabilities; accruals for reorganization and restructuring programs; uninsured catastrophic property losses; the cumulative effect of changes in accounting principles; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial performance appearing in the Company's annual report to shareholders for the applicable year.

    E) CASH AWARD. A cash award is a right denominated in cash or cash units to receive a cash payment, based on the attainment of pre-established performance goals and, subject to whatever vesting period and such other conditions, restrictions and contingencies as the Committee shall determine. The performance goals that may be used by the Committee for such awards shall be those set forth in Section 4(d).

    F) DEFERRED STOCK AWARD. A Deferred Stock Award is a grant of Shares ("Deferred Stock") to be received, under an award made pursuant to this
Section 4(f) at the end of a specified Deferral Period (as hereinafter defined). Deferred Stock may be awarded either alone or in addition to or in tandem with other awards granted under the Plan. The Committee shall determine the eligible persons to whom and the time or times at which Deferred Stock shall be awarded, the number of shares of Deferred Stock to be awarded to any person, the duration of the period (the "Deferral Period") during which, and the conditions under which, receipt of the Deferred Stock will be deferred, and all the other terms and conditions of the awards. The Committee may condition the grant of the Deferred Stock upon the attainment of specified Performance Objectives or such other factors or criteria as the Committee shall determine. Each Deferred Stock award shall be subject to the following terms and conditions:

        (i) Subject to the provisions of this Plan and Deferred Stock agreement referred to in Section 4(f)(vii) below, Deferred Stock awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period. At the expiration of the Deferral Period (or the Additional Deferral Period referred to in Section 4(f)(vi) below, where applicable), share certificates shall be delivered to the participant, or his legal representative, in a number equal to the shares of Stock covered by the Deferred Stock award.

        (ii) As determined by the Committee at the time of award, amounts equal to any dividends declared during the Deferral Period (or the Additional Deferral Period referred to in Section 4(f)(vi) below, where applicable) with respect to the number of shares covered by a Deferred Stock award may be paid to the participant currently or deferred and deemed to be reinvested in additional Deferred Stock.

        (iii) Subject to the provisions of the Deferred Stock agreement referred to in Section 4(f)(vii) below and this Section 4, upon termination of participant's employment with the Company or any Subsidiary for any reason during the Deferral Period (or the Additional Deferral Period referred to in Section 4(f)(b)(vi) below, where applicable) for a given award, the Deferred Stock in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at the time of grant.

        (iv) The Committee may, after grant, accelerate the vesting of all or any part of any Deferred Stock award and/or waive the deferral limitations for all or any part of a Deferred Stock award.

        (v) In the event of hardship or other special circumstances of a participant whose employment with the Company or any Parent or Subsidiary is involuntarily terminated (other than for Cause (as hereinafter defined)), the Board or the Committee, as the case may be, may waive in whole or in part any or all of the remaining deferral limitations imposed hereunder or pursuant to the Deferred Stock agreement referred to in
    Section 4(f)(vii) below with respect to any or all of the participant's Deferred Stock.

        (vi) A participant may make a request to the Committee to defer the receipt of an award (or an installment of an award) for an additional specified period or until a specified date or until a specified event (the "Additional Deferral Period"). Subject to any exceptions adopted by the Committee such request must be made at least one year prior to expiration of the Deferral Period for such Deferred Stock award (or such installment).

        (vii) Each Deferred Stock award shall be confirmed by, and shall be subject to the terms of, an agreement executed by the Company and the participant.

        (viii) For purposes of this Plan, "Cause" shall mean (1) the conviction of the participant of a felony under Federal law or the law of the state in which such action occurred, or (2) engaging in conduct that constitutes activity in competition with the Company. In addition, with respect to an option granted to an employee of the Company or a Subsidiary, for purposes of this Plan, "Cause" shall also include any definition of "Cause" contained in any employment agreement between the participant and the Company or Subsidiary, as the case may be.

5. AWARD SETTLEMENTS AND PAYMENTS

    A) DIVIDENDS AND DIVIDEND EQUIVALENTS. An award may contain the right to receive dividends or dividend equivalent payments that may be paid either currently or credited to a participant's account. Any such crediting of dividends or dividend equivalents or reinvestment in Shares may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Share equivalents.

    B) PAYMENTS. Awards may be settled through cash payments, the delivery of Shares, the granting of awards or combination thereof as the Committee shall determine. Any award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Share equivalents.

6. PLAN AMENDMENT AND TERMINATION

    A) AMENDMENTS. The Board may amend this Plan as it deems necessary and appropriate to better achieve the Plan's purpose provided, however, that:
(i) the Share and other award limitations set forth in Sections 3(a) and 3(b) cannot be increased, (ii) the minimum stock option and stock appreciation right exercise prices set forth in Sections 2(c) and 4(b) and (c) and the performance measures set forth in Section 4(d) cannot be changed unless such a Plan amendment is properly approved by the Company's stockholders.

    B) PLAN SUSPENSION AND TERMINATION. The Board may suspend or terminate this Plan at any time. Any such suspension or termination shall not of itself impair any outstanding award granted under the Plan or the applicable participant's rights regarding such award.

7. MISCELLANEOUS

    A) NO INDIVIDUAL RIGHTS. No person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or to perform services for the Company, any subsidiary or related entity. The right to terminate the employment of or performance of services by any Plan participant at any time and for any reason is specifically reserved to the employing entity.

    B) UNFUNDED PLAN. The Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or beneficiary of a participant. To the extent any person holds any obligation of the Company by virtue of an award granted under the Plan, such obligation shall merely constitute a general unsecured liability of the Company and accordingly shall not confer upon such person any right, title or interest in any assets of the Company.

    C) OTHER BENEFIT AND COMPENSATION PROGRAMS. Unless otherwise specifically determined by the Committee, settlements of awards received by participants under the Plan shall not be deemed a part of a participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate.

    D) NO FRACTIONAL SHARES. No fractional Shares shall be issued or delivered pursuant to the Plan or any award, and the Committee shall determine whether cash shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled.

    E) GOVERNING LAW. The validity, construction and effect of the Plan and any award, agreement or other instrument issued under it shall be determined in accordance with the laws of the state of Delaware without reference to principles of conflict of law.

                                                                      APPENDIX C

                                   ACTV, INC.
                            AUDIT COMMITTEE CHARTER

    There shall be a committee of the Board of Directors known as the Audit Committee. Only independent directors may serve on the Audit Committee. The primary function of the Committee shall be to assist the Board of Directors in fulfilling its oversight role regarding the Company's financial reporting process, its system of internal control and its compliance with applicable laws, regulations and company policies. Activities of the Audit Committee are as follows:

CONTINUOUS ACTIVITIES--GENERAL

    1. Provide an open avenue of communication between the independent auditors, internal accounting staff and the Board of Directors.

    2. Meet at least four times per year or more frequently as circumstances require; the Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.

    3. Confirm the independence of the independent auditors and ensure that each member of the Committee is free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment, and shall meet the director independence requirements for serving on audit committees as set forth in the corporate governance standards of NASDAQ.

    4. Inquire of management, the independent auditors and the Chief Financial Officer (the "CFO") about significant risks or exposures, and assess the steps management has taken to minimize such risks to the Company.

    5. Meet periodically with the independent auditors, the CFO and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

    6. Report periodically to the Board of Directors on significant results of the foregoing activities.

    7. Instruct the independent auditors that the Board of Directors, as the stockholders' representative, is the auditors' client.

    8. Ensure that the chairperson of the audit committee, if any, whom shall be appointed by the Board of Directors, be responsible for leadership of the committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting to the Board of Directors, the CEO, CFO and the lead independent audit partner.

    9.  Commencing June 14, 2001, the Committee shall have a minimum of three
(3) members, all of which shall be financially literate, and one of which shall have an accounting background or related financial expertise.

CONTINUOUS ACTIVITIES--REPORTING SPECIFIC POLICIES

    1. Advise financial management and the independent auditors that they are expected to provide a timely analysis of significant current financial reporting issues and practices.

    2. Provide a medium for financial management and the independent auditors to discuss with the audit committee their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Company and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates.

    3. Determine, as it relates to new transactions or events, the auditors' reasoning for the appropriateness of the accounting principles and disclosure practices adopted by management.

    4. Assure that the independent auditors' reasoning is described in determining the appropriateness of changes in accounting principles and disclosure practices.

    5. Assure that the independent auditors' reasoning is described in accepting or questioning significant estimates by management.

SCHEDULED ACTIVITIES

    1. Recommend the selection of the independent auditors for approval by the Board of Directors, and approve the compensation of the independent auditors.

    2. Consider, in consultation with the independent auditors and the CFO, the audit scope and plan of the independent auditors to assure completeness of coverage, reduction of redundant efforts and the effective use of audit resources.

    3. Review with management and the independent auditors the results of annual audits and related comments in consultation with other committees as deemed appropriate, including:

       a. The annual financial statements, accompanying footnotes and the independent auditors' report thereon.

       b. Any significant changes required in the independent auditors' audit plans.

       c. Any difficulties or disputes with management encountered during the course of the audit.

       d. Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.

    4. Review the interim financial reports on Form 10Q with management, the independent auditors and the CFO before those interim reports are released to the public or filed with the SEC.

    5.  Consider and review with the independent auditors and the CFO:

       a. The adequacy of the Company's internal controls, including computerized information system controls and security.

       b. Related findings and recommendations of the independent auditors and CFO, together with management's responses.

    6. Review annually with the independent auditors and the CFO the results of the monitoring of compliance with the Company's code of conduct.

    7. Arrange for the independent auditors to be available to the full Board of Directors at least annually.

    8.  Review and update the Committee's Charter annually.

    9. Report activities to the full Board of Directors and issue annually a report to be included in the proxy statement for submission to the shareholders.

WHEN NECESSARY ACTIVITIES

    1.  Review and concur with the appointment of the CFO.

    2. Review and approve requests for any management consulting engagement to be performed by the independent auditors, and be advised of any other study undertaken at the request of management that is beyond the scope of the audit engagement letter.

    3. Review periodically with legal counsel any regulatory matters or pending litigation that may have a material impact on the Company financial statements, compliance policies and programs.

    4. Conduct or authorize investigations into any matters within the Committee's scope of responsibilities; the Committee shall be empowered to retain independent counsel and other professionals to assist in conducting any investigation.

PROXY BY MAIL

Every properly signed proxy will be voted in accordance with the specifications made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

This Proxy is solicited on behalf of ACTV, Inc.'s Board of Directors.


                                                 FOR      WITHHELD
                                                 ALL      FOR ALL    ABSTAIN
1.   To elect two Class II directors
     to hold office for a term of
     three years.

Nominees:

     01       David Reese
     02       Michael J. Pohl

INSTRUCTION: To withhold authority to vote for any individual, write that nominee's name in the space provided below.


2.   To adopt the Company's 2001                 FOR      AGAINST    ABSTAIN
     Stock Incentive Plan.

3.   To ratify the appointment of                FOR      AGAINST    ABSTAIN
     Deloitte & Touche LLP as
     the Company's independent
     certified public accountants.

4. In their discretion, upon such other matter or matters that may properly come before the meeting, or any adjournments thereof.

         The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given.

Please mark, sign and mail your proxy promptly in the envelope provided.

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     IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS BELOW.
 -------------------------------------------------------------------------------


                    ----------------------------------------

                                 COMPANY NUMBER:

                                  PROXY NUMBER:

                                 ACCOUNT NUMBER:

                    -----------------------------------------

Signaturee_______________________Signature_______________________ Date_________

Note: Please sign exactly as name appears in the Company's records. Joint owners should each sign. When signing as attorney, executor or trustee, please give title as such.


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              ----------------------------------------------------
                 FOLD AND DETACH HERE AND READ THE REVERSE SIDE
              ----------------------------------------------------


                     LOGO      VOTE BY INTERNET     LOGO


                                   ACTV, INC.


/_/ You can now vote your shares electronically through the Internet.
/_/ This eliminates the need to return the proxy card.
/_/ Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET
www.actv.com

Have your proxy card in hand when you access the above Website. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

                           TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card above, detach it and return it in the postage-paid envelope provided.

                  PLEASE DO NOT RETURN THE ABOVE CARD IF VOTED
                                 ELECTRONICALLY

          GENERAL PROXY - ANNUAL MEETING OF STOCKHOLDERS OF ACTV, INC.


         The undersigned hereby appoints David Reese, with full power of substitution, proxy to vote all of the shares of Common Stock of the undersigned and with all of the powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders of ACTV, Inc., to be held at the W Hotel-Union Square, 201 Park Avenue South, New York, New York 10003, on August 24, 2001 at 9:30a.m., and at all adjournments thereof, upon the matters specified on the reverse side, all as more fully described in the Proxy Statement dated August 3, 2001 and with the discretionary powers upon all other matters which come before the meeting or any adjournment thereof.

       (Continued, and to be marked, dated and signed, on the other side)

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                              FOLD AND DETACH HERE